UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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IPC The Hospitalist Company, Inc.

(Name of Registrant as Specified in its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 26, 2011

TO OUR STOCKHOLDERS:

We will hold our 2011 annual meeting of the stockholders of IPC The Hospitalist Company, Inc., a Delaware corporation, on Thursday, May 26 at 9:00 a.m., Pacific Time, at the Hilton Los Angeles/Universal City, 555 Universal Hollywood Drive, Universal City, California, for the following purposes, which are further described in the accompanying proxy statement:

(1)	To elect three Class I Directors to our Board of Directors to serve for a term of three years or until their successors are duly elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011;

(3)	To hold a non-binding advisory vote on executive compensation;

(4)	To hold a non-binding advisory vote on the frequency of advisory vote on executive compensation;

(5)	To approve an amendment to the Amended and Restated IPC The Hospitalist Company, Inc. Nonqualified Employee Stock Purchase Plan; and

(6)	To transact other business as may properly come before the annual meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on March 28, 2011 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we are now providing access to our proxy materials over the Internet. Accordingly, we will mail, on or before April 11, 2011 a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners as of the close of business on March 28, 2011. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials. These proxy materials will be available free of charge. You will not receive such Notice in the mail if you previously permanently elected to receive a printed copy of the proxy materials.

The Notice of Internet Availability of Proxy Materials will also identify the date, time and location of the annual meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; an e-mail address and a website where stockholders can request a paper or e-mail copy of our proxy statement, our annual report to stockholders and a form of proxy relating to the annual meeting; information on how to access the form of proxy; and information on how to obtain directions to attend the meeting and vote in person.

We invite you to attend the meeting and vote in person. If you cannot attend, to ensure that you are represented at the meeting, please vote, at your earliest convenience, using the telephone or Internet or request a proxy card to complete, sign and date and return by mail, in the postage prepaid envelope provided. If you attend the meeting, you may vote in person, even if you previously used the telephone or Internet voting systems or returned a signed proxy.

Please note that all votes cast via telephone or the Internet must be cast prior to 11:00 p.m., Pacific Time on Wednesday, May 25, 2011.

By order of the Board of Directors,

Adam D. Singer, M.D. Chief Executive Officer

North Hollywood, California

April 11, 2011

PROXY STATEMENT

GENERAL INFORMATION

Our Board of Directors is soliciting proxies from our stockholders in connection with our 2011 annual meeting of stockholders, to be held on Thursday, May 26 at 9:00 a.m., Pacific Time, at the Hilton Los Angeles/Universal City, 555 Universal Hollywood Drive, Universal City, California. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the meeting is the close of business on March 28, 2011. All holders of record of our common stock on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment of that meeting. Our principal executive offices are located at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602. Our telephone number is (888) 4IPC-DOC (888-447-2362). To obtain directions to our annual meeting, visit our website at www.hospitalist.com.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are now furnishing proxy materials, which include this proxy statement and the accompanying proxy card, notice of annual meeting of stockholders, and annual report to stockholders, to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive paper copies of these materials. Instead, the Notice of Internet Availability of Proxy Materials instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

The Notice of Internet Availability of Proxy Materials was first mailed on or before April 11, 2011 to all stockholders of record as of March 28, 2011.

Whether or not you plan to attend the meeting in person, please vote, at your earliest convenience, using the telephone, Internet, or request a proxy card to complete, sign and date and return by mail, in the postage prepaid envelope provided, to ensure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Unless you instruct otherwise in the proxy, any proxy that is given and not revoked will be voted at the meeting:

(1)	For each nominee to our Board of Directors;

(2)	For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011;

(3)	For the advisory vote on executive compensation;

(4)	“Every Year” for the advisory vote on the frequency of advisory vote on executive compensation;

(5)	For approval of the amendment to the Amended and Restated IPC The Hospitalist Company, Inc. Nonqualified Employee Stock Purchase Plan; and

(6)	As recommended by our Board of Directors, in its discretion, with regard to all other matters as may properly come before the annual meeting or any adjournment thereof.

Voting Information

Our only voting securities are the outstanding shares of our common stock. At the record date, we had approximately 16,350,635 shares of common stock outstanding. Each stockholder is entitled to one vote per share on each matter that we will consider at this meeting. Stockholders are not entitled to cumulate votes. Brokers holding shares of record for their customers generally are not entitled to vote on some matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” If the stockholders of record present in person or represented by their proxies at the meeting hold at least a majority of our shares of common stock outstanding as of the record date, a quorum will exist for the transaction of business at the meeting. Stockholders attending the meeting in person or represented by proxy at the meeting who abstain from voting and broker non-votes are counted as present for quorum purposes.

Votes Required for Proposals

Directors are elected by a plurality of the votes cast, in person or by proxy, which means that the three nominees with the most votes will be elected. Abstentions and broker non-votes as to the election of any director nominees will not affect the outcome of the election of directors.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011 requires the affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote thereon. Abstentions with respect to this proposal will be treated as votes against the proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve the proposal.

The proposal regarding the advisory vote on executive compensation will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal. Because your vote is advisory, it will not be binding on the board of directors or the Company. However, the board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The frequency of the advisory vote on executive compensation receiving the greatest number of votes – every year, every two years or every three years – will be the frequency that stockholders approve. Because your vote is advisory, it will not be binding on the board of directors or the Company. The board of directors will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

The approval of the amendment to the Amended and Restated IPC The Hospitalist Company, Inc. Nonqualified Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote thereon. Abstentions with respect to this proposal will be treated as votes against the proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve the proposal.

Proxy Solicitation Costs

We will pay for the cost of preparing, assembling, printing and mailing these proxy materials to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. Our officers, directors and employees may supplement the original solicitation by mail of proxies by telephone, facsimile, e-mail and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities.

Delivery of Proxy Statement and Annual Report

Beneficial owners, but not record holders, of our common stock who share a single address may receive only one copy of the Notice of Internet Availability of Proxy Materials and, as applicable, an annual report and proxy statement, unless their broker has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, an annual report and proxy statement, they should notify their broker. Beneficial owners sharing an address to which a single copy of the proxy statement and annual report was delivered can also request prompt delivery of a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, proxy statement and annual report by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602. Our telephone number is (888) 4IPC-DOC (888-447-2362).

Electronic Availability of Proxy Materials for 2011 Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 26, 2011. This proxy statement and IPC’s Annual Report to Stockholders and Form 10–K for fiscal year 2010 are available electronically at http://investors.hospitalist.com.

Electronic Delivery of Future Proxy Materials

You may elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies. If you are a stockholder of record, you can elect to access future proxy statements and annual reports electronically by marking the appropriate box on your proxy form. If you hold your shares through a broker, please check the information provided in the proxy materials mailed to you by your broker for instructions on how to elect this option. Your election to view these documents over the Internet will remain in effect unless you elect otherwise.

PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTORS

At the annual meeting, you will elect three directors to serve as Class I Directors until the 2014 annual meeting of stockholders or until their respective successors are elected and qualified. The nominees for election as Class I Directors are identified below, each of which is currently serving on the Board of Directors and has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute nominee designated by the Board of Directors.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship with any other nominee or with any of our executive officers.

Information Concerning our Directors Nominated for Election

Class I Directors—Term Scheduled to Expire in 2014

Adam D. Singer, M.D., age 50. Dr. Singer has been a director, Chairman, and our Chief Executive Officer since he founded IPC in 1995, and in 2006, was designated as our Chief Medical Officer. Dr. Singer currently serves as a member of our quality committee. In 1991, Dr. Singer acquired a private practice in pulmonary medicine that shortly thereafter merged with two other pulmonary physicians to become part of Consultants For Lung Disease, Inc. (now the Institute for Better Breathing). Dr. Singer received his B.S. in Biology from the University of California, Los Angeles and his medical degree from the Chicago Medical School at Rosalind Franklin University. Dr. Singer performed a post-doctoral internship and residency in internal medicine and a fellowship in pulmonary medicine at University of Southern California. Dr. Singer’s qualifications to serve on our Board of Directors include his position as our Chief Executive Officer since inception of the Company, his position as our Chief Medical Officer and his background as founder the Company and one of the founders of the hospitalist movement. In addition, Dr. Singer has been a practicing physician and brings to our Board of Directors and our Company a depth of understanding of physician culture.

Thomas P. Cooper, M.D., age 67. Dr. Cooper has served as one of our directors since August 2007 and has served as a member of our compensation committee and as chairman of our quality committee since June 2008. Since 1991, Dr. Cooper has been chairman of the board at VeriCare and currently serves as a lead director for Kindred Healthcare, Inc. (NYSE-KND) and Hanger Orthopedic Group (NYSE-HGR). Dr. Cooper has founded various healthcare related companies, including VeriCare, Spectrum Emergency Care, Correctional Medical Systems and Mobilex. Dr. Cooper is also a partner at Aperture Venture Partners, a venture capital firm. Dr. Cooper was an adjunct professor at the Columbia University School of Business teaching entrepreneurship. Dr. Cooper received a B.A. from DePauw University and a medical degree from Indiana University Medical School. Dr. Cooper’s qualifications to serve on our Board of Directors include his many years of experience as a physician executive and founder of several multi-state healthcare service organizations, his experience as a healthcare investor, his background in academics and his service on the boards of directors of several other public and private healthcare service companies. In addition, Dr. Cooper has been a practicing physician and brings to our Board of Directors a depth of understanding of physician culture.

Chuck Timpe, age 64. Mr. Timpe has served as one of our directors since 1998 and as chairman of our audit committee since 1999. Mr. Timpe also serves as a director and chairman of the audit committee of CrowdGather, Inc. (OTCBB-CRWG). From June 2003 until his retirement in November 2008, Mr. Timpe served as the chief financial officer of Hythiam, Inc. (now Catasys Inc.; OTCBB-CATS). Prior to joining Hythiam, Mr. Timpe was chief financial officer, from its inception in February 1998 to June 2003, of Protocare, Inc., a clinical research and pharmaceutical outsourcing company which merged with Radiant Research, Inc. in March 2003. Previously, he was a principal in two private healthcare management consulting firms he co-founded, chief financial officer of National Pain Institute, treasurer and corporate controller for American Medical International, Inc. (now Tenet

Healthcare Corp.; NYSE-THC), and a member of Arthur Andersen, LLP’s healthcare practice, specializing in public company and hospital system audits. Mr. Timpe is currently a business consultant. Mr. Timpe received his B.S. from University of Missouri, School of Business and Public Administration, and is a certified public accountant (inactive). Mr. Timpe has over 40 years experience in the healthcare industry as a senior healthcare financial executive and director. Mr. Timpe’s qualifications to serve on our Board of Directors include his many years of experience as a senior healthcare financial executive with both public and private multi-state healthcare service organizations, his experience with a large public accounting firm specializing in healthcare practice, his thirteen years of experience serving on our Board of Directors, his service on the boards of directors of other public companies and private healthcare companies and his deep understanding of healthcare finance.

The Board of Directors recommends a vote FOR the election of each of the named nominees as Class I Directors.

Information Concerning our Other Directors

The following persons are currently directors of the Company whose terms will continue after the annual meeting.

Class II Directors—Term Scheduled to Expire in 2012

Mark J. Brooks, age 44. Mr. Brooks has served as one of our directors since April 1999 and has served as chairman of our compensation committee since June 2008. Since its formation in January 2007, Mr. Brooks has served as a managing director of Scale Venture Partners. Prior to joining Scale Venture Partners, Mr. Brooks worked for Bank of America Ventures since 1995, ultimately serving as a managing director. Mr. Brooks currently sits on the boards of directors of Alimera Sciences, Inc., (NASDAQ – ALIM) and the following private companies: National Healing Corporation, LivHome Inc., Spinal Kinetics, Inc., Oraya Therapeutics, Inc. and New Century Hospice, Inc. Mr. Brooks received a B.A. in economics from Dartmouth College and an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Brooks’ qualifications to serve on our Board of Directors include his many years of experience as a venture capital investor in various healthcare service organizations including our Company, his twelve years of experience serving on our Board of Directors, his many years of service on the boards of directors of other healthcare companies and a deep understanding of healthcare finance.

Woodrin Grossman, age 66. Mr. Grossman has served as one of our directors since March 2008, and currently serves as a member of our audit committee and our nominating and governance committee. Mr. Grossman retired in 2007 after serving as Senior Vice President-Strategy and Development of Odyssey HealthCare Inc. (NASDAQ-ODSY) from January 2006 to December 2007 and as a director from July 2005 to January 2006. Prior to Odyssey HealthCare, Inc., Mr. Grossman worked for PricewaterhouseCoopers for 37 years, including 27 years as a partner of the firm and over five years as the health care practice leader of the firm. Mr. Grossman currently serves on the board of directors of Kinetic Concepts, Inc. (NYSE-KCI) and MedCath Corporation (NASDAQ-MDTH). Mr. Grossman received a B.S. in economics from Moravian College and an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Grossman’s qualifications to serve on our Board of Directors include his many years of experience as a partner and the healthcare practice leader at a large international public accounting firm providing auditing and consulting services to multi-state healthcare companies, his experience as a senior executive responsible for strategy and development for a public healthcare services firm and his experience serving on the boards of directors of other public and private healthcare companies, together with his deep understanding of healthcare finance, accounting and auditing.

R. Jeffrey Taylor, age 62. Mr. Taylor has been a director and our President and Chief Operating Officer since he joined IPC in July 2000, and currently serves as a member of our quality committee. Prior to joining IPC, Mr. Taylor was the executive vice president of Atlanta-based Mariner Post-Acute Network. Prior to that,

Mr. Taylor was chief executive officer of American Outpatient Services, Inc. and held various positions including executive vice president, chief administrative officer and general counsel with American Medical International, Inc. (now Tenet Healthcare Corp.; NYSE-THC). Mr. Taylor also serves on the board of directors of Dormir, Inc. Mr. Taylor received a B.S. from the University of Utah and a J.D. from the University of Utah College of Law. Mr. Taylor has more than 25 years of experience in the areas of acute-care, sub-acute care and the outpatient dialysis segments of the healthcare industry. Mr. Taylor’s qualifications to serve on our Board of Directors include his ten years as our President and Chief Operating Officer, his many years experience as a senior executive responsible for operations in multi-state public and private healthcare services companies, his legal background in healthcare and his service on the board of directors of another healthcare services company.

Class III Directors—Term Scheduled to Expire in 2013

Francesco Federico, M.D., age 61. Dr. Federico has served as one of our directors since August 2008 and currently serves as a member of our quality committee. Currently, Dr. Federico serves as Senior Vice President of Heritage Provider Network in charge of Clinical Operations for Lakeside Community HealthCare Medical Group. Recently from 2009-2011, he was involved in transition operations for Heritage Provider Network, Inc, which is a California Knox Keene Entity that provides services for over 500,000 managed cared members. Dr. Federico has served as President, CEO and Director of the Lakeside organization—Lakeside Systems, Inc. (2007-2009)—the Holding Company; Lakeside HealthCare, Inc. (1997-2009)—the Management Services organization; Lakeside Medical Group (1986-2009)—the Independent Practice organization; Lakeside Medical Associates (1993-2009)—The Medical Group; Lakeside Comprehensive HealthCare (2006-2009)—the Knox Keene Entity and Lakeside Surgery Center (2006-2009). Currently, he serves on the board of directors of Glendale Memorial Hospital Foundation and the Valley Community Clinic. Dr. Federico also served on the board of directors of California Medical Group RRG Insurance Co (2005-2009) and the California Association of Physician Group (2000-2010). Dr. Federico received a B.A. and a medical degree from Harvard University. Dr. Federico is board certified in internal medicine, medical oncology and hematology. Dr. Federico’s qualifications to serve on our Board of Directors include his many years of experience as a chief executive officer of physician management and other healthcare organizations and his experience with physician reimbursement and professional liability risk areas. In addition, Dr. Federico has been a practicing physician and brings to our Board of Directors a depth of understanding of physician culture.

Patrick G. Hays, age 68. Mr. Hays has served as one of our directors since August 2008, and currently serves as a member of our audit committee and our nominating and governance committee. From 1995 until his retirement in 2000, Mr. Hays was President and Chief Executive Officer of the Blue Cross Blue Shield Association, the national coordinating body for the nation’s then 49 independent Blue Cross/Blue Shield plans. Mr. Hays founded Sutter Health in Sacramento, CA. in 1980, where he served as its Chief Executive Officer for fifteen years. He is board certified in health care management and a Fellow of the American College of Healthcare Executives. He is an immediate past chairman of the board of directors of Trinity Health, a large multi-state faith-based healthcare organization, based in Michigan. He currently serves on the board of directors of several privately held mid-stage development healthcare companies. Mr. Hays holds a B.A. from the University of Tulsa and an M.H.A. from the University of Minnesota and also serves as a clinical professor at University of Southern California’s Graduate Health Services Administration Program. Mr. Hays’ qualifications to serve on our Board of Directors include his depth of senior management experience as chairman and chief executive officer in large multi-state healthcare organizations, his academic background in healthcare, his experience in corporate strategy development, his experience in managed care and his service on the boards of directors of other public and private healthcare service companies.

C. Thomas Smith, age 73. Mr. Smith has served as one of our directors since January 2004, and currently serves as the chairman of our nominating and governance committee and as a member of our compensation committee. Mr. Smith retired in 2003 after over 11 years as president and chief executive officer of VHA Inc., a national cooperative of approximately 1,600 hospitals and their physicians focused on selective shared business practices to improve operational effectiveness. Prior to VHA Inc., Mr. Smith spent over 30 years managing hospitals, with nearly half of this time serving as chief executive officer of Yale New Haven Hospital in New Haven, Connecticut. Mr. Smith serves on the boards of directors of Kinetic Concepts, Inc. (NYSE-KCI), Information Corporation of America and Advanced ICU Care. In the past five years, Mr. Smith has served as a director of Renal Care, Inc., Horizon Health Inc., Neoforma, Inc., and Comp Health Group. Mr. Smith holds a B.A. from Baylor University and an M.B.A. from the University of Chicago. Mr. Smith’s qualifications to serve on our Board of Directors include his years of experience as chief executive officer of VHA Inc, his over thirty years of experience managing hospitals including almost half as chief executive officer of Yale New Haven Hospital, his seven years serving on our Board of Directors and service on the boards of directors of other public and private healthcare service companies.

Director Independence

Each of our non-employee directors qualifies as “independent” in accordance with the published listing requirements of NASDAQ. Dr. Singer and Mr. Taylor do not qualify as independent because they are employees.

The NASDAQ rules have objective tests and a subjective test for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if he or she:

•	is an employee of the Company; or

•

is a partner in, or an executive officer of, an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year.

The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

None of the non-employee directors was disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board of Directors took into account the standards in the objective tests, and reviewed and discussed additional information with regard to each director’s business and personal activities as they may relate to our Company and its management. Based on all of the foregoing, as required by NASDAQ rules, the Board of Directors made a determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

Meetings of Non-Management Directors

Non-management directors meet regularly in executive sessions without management. Executive sessions are held in conjunction with each regularly scheduled meeting of the Board of Directors.

Communications with the Board of Directors

Any interested party who desires to contact the Board of Directors or any member of the Board of Directors may do so by writing to: Board of Directors, c/o Corporate Secretary, IPC The Hospitalist Company, Inc., 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602. Copies of any such written communications received by the Corporate Secretary will be provided to the full Board of Directors or the appropriate member depending on the facts and circumstances described in the communication unless they are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s).

Meetings

In 2010, our Board of Directors held ten meetings, the audit committee held five meetings, the compensation committee held six meetings, the nominating and governance committee held four meetings and the quality committee held three meetings. Each of our directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which they served during 2010.

We encourage, but do not require, our directors to attend the annual meeting of stockholders.

Committees of our Board of Directors

Our Board of Directors has an audit committee, a compensation committee, a nominating and governance committee and a quality committee, each of which has the composition and responsibilities described below.

Audit Committee. The primary purpose of the audit committee is to oversee the integrity of our financial statements, our financial reporting process, the independent auditor’s qualifications and independence, the performance of the independent auditor and our compliance with legal and regulatory requirements on behalf of the Board. In particular, the audit committee is responsible for (1) selecting the independent auditor, (2) overseeing the work of the independent auditor and reviewing the overall scope of the audit, (3) reviewing all relationships between the independent auditor and our Company, including non-audit services, in order to determine the independent auditor’s independence, (4) discussing the annual audited and quarterly financial statements with management and the independent auditor, (5) discussing with management earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (6) discussing with management and the independent auditors the adequacy and effectiveness of our accounting and financial controls, including our policies and procedures to assess, monitor and manage business risk, (7) meeting separately, periodically, with management and the independent auditor, (8) reviewing with the independent auditor any audit problems or difficulties and management’s response, (9) establishing procedures for treatment of complaints received by our Company or anonymous submissions by employees regarding accounting or auditing matters, (10) preparing a report for the annual proxy statement, (11) handling such other matters that are specifically delegated to the audit committee by the Board of Directors from time to time and (12) reporting regularly to the full Board of Directors.

Our audit committee consists of Mr. Timpe, who serves as chairman of the committee, Mr. Grossman and Mr. Hays. Each of the committee members has been determined to be independent, and Mr. Grossman and Mr. Timpe have each been determined to be an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors has adopted a written charter for our audit committee, which can be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602, (888) 4IPC-DOC (888-447-2362) or through our website, located at www.hospitalist.com.

Compensation Committee. Our compensation committee assists our Board of Directors by ensuring that our officers and key executives are compensated in accordance with our total compensation objectives and executive compensation policy. The compensation committee is responsible for (1) reviewing key employee total compensation policies, plans and programs, (2) evaluating and recommending to the Board of Directors the compensation of our executive officers, (3) reviewing and recommending to the Board of Directors the terms and benefits of the employment contracts and other similar arrangements between our Company and its executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) reviewing and recommending stock plans and other incentive compensation plans, (6) reviewing and assessing the risk inherent in the compensation structure, (7) reviewing the Compensation Discussion & Analysis for our Company’s annual proxy statement, (8) providing a report for the annual proxy statement and (9) handling such other matters that are specifically delegated to the compensation committee by the Board of Directors from time to time.

Our compensation committee consists of Mr. Brooks, who serves as chairman of the committee, Dr. Cooper and Mr. Smith. Each of the committee members has been determined to be independent, and each of the members of this committee is also a “nonemployee director” as that term is defined under Rule 16b-3 of the Securities and Exchange Act of 1934 and an “outside director” as that term is defined in Treasury Regulation § 1.162-27(3). Our Board of Directors has adopted a written charter for our compensation committee, which can be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602, (888) 4IPC-DOC (888-447-2362) or through our website, located at www.hospitalist.com.

Nominating and Governance Committee. Our nominating and governance committee assists our Board of Directors by identifying individuals qualified to become members of our Board of Directors and to develop our corporate governance principles. This committee’s responsibilities include: (1) evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees, (2) assisting the Board of Directors in preliminary review of director independence, (3) recommending Board committee assignments and compensation, (4) approving any employee director or senior executive standing for election for outside for-profit boards of directors, (5) evaluating and recommending candidates for election to our Board of Directors, (6) overseeing the succession planning of the chief executive officer and senior executive officers, (7) overseeing the self-evaluation process for our Board of Directors and each Board committee, (8) reviewing our corporate governance principles, governance-related stockholder proposals, and changes to the charter and bylaws and providing recommendations to the Board of Directors regarding possible changes, (9) reviewing and monitoring compliance with all laws and regulations not under the purview of the audit committee, (10) reviewing claims for indemnification, and (11) handling such other matters that are specifically delegated to the nominating and governance committee by the Board of Directors from time to time.

The nominating and governance committee does not have a specific set of minimum criteria for membership on the Board of Directors. In making its recommendations, however, it considers the mix of characteristics, experience, diverse perspectives and skills that it believes is most beneficial to our Company. Although the Board of Directors does not have a formal diversity policy, the committee and the Board of Directors will consider such factors as they deem appropriate to assist in developing a Board of Directors and committees that are diverse in nature and comprised of experienced and seasoned individuals. These factors focus on skills, expertise and background and may include decision-making ability, judgment, personal integrity and reputation, healthcare and physician management experience, and the extent to which the candidate would be a desirable addition to the Board of Directors and any Board committees. Our nominating and governance committee will consider nominees for directors recommended by stockholders upon submission in writing in accordance with our bylaws to our Corporate Secretary of the names and qualifications of such nominees at the following address: IPC The Hospitalist Company, Inc., 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602. The committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not.

In March 2011, the nominating and governance committee recommended to our Board of Directors the nominees standing for election at the 2011 annual meeting of stockholders, each of whom is currently serving on our Board of Directors.

Our nominating and governance committee consists of Mr. Smith, who serves as chairman of the committee, Mr. Grossman, and Mr. Hays. Each of the committee members has been determined to be independent. Our Board of Directors has adopted a written charter for our nominating and governance committee, which can be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602, (888) 4IPC-DOC (888-447-2362) or through our website, located at www.hospitalist.com.

Quality Committee. The purpose of the quality committee is to oversee clinical quality, physician leadership and physician retention. In particular, the quality committee is responsible for (1) monitoring our performance on established internal and external benchmarking regarding clinical performance and outcomes, (2) overseeing our adoption and implementation of policies and procedures designed to provide quality patient care, (3) overseeing the Company’s programs and initiatives to develop physician leadership, including local leadership at the practice group level, (4) overseeing our adoption and implementation of a system to allow us to respond to federal, state, internal and external reports of clinical quality of care issues and review periodically whether such system functions adequately, (5) overseeing the Company’s malpractice claims management process and related mitigation efforts, (6) investigate, or ask our legal counsel to investigate, any matter brought to the attention of the quality committee within the scope of its duties, and obtain legal advice for this purpose, if, in its judgment, that is appropriate, (7) overseeing our physician retention and job satisfaction initiatives, (8) handling such other matters that are specifically delegated to the quality committee by the Board of Directors from time to time, and (9) reporting regularly to the full Board of Directors.

Our quality committee consists of Dr. Cooper, who serves as chairman of the committee, Dr. Federico, Dr. Singer, and Mr. Taylor. Our Board of Directors has adopted a written charter for our quality committee, which can be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602, (888) 4IPC-DOC (888-447-2362) or through our website, located at www.hospitalist.com.

Board of Directors Share Ownership Guideline

We have a share ownership guideline which applies to all non-management members of our Board of Directors. The purpose of the policy is to encourage members of our Board of Directors to have an ownership stake in the Company by retaining at least a specified minimum number of shares of our common stock. The guideline is that each director should retain all net shares obtained upon exercise of stock options, net realizable shares of vested but unexercised stock options and all vested shares of restricted stock up to a market value of three times the annual Board retainer, which at the current annual retainer of $30,000, is equal to$90,000.

Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management. A fundamental part of risk management is understanding the risks a company faces and what steps management is taking to manage those risks and also to formulate, with management, what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. In 2010, the full Board of Directors reviewed an annual enterprise risk management assessment, which was prepared by the Company’s chief financial officer. In this process, risk was assessed throughout the business, focusing on seven primary areas of risk: strategic, regulatory, operational, development, financial, technology and legal.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the audit committee focuses on financial risk, including internal controls and the Company’s investment policies; and regulatory risk related to physician billing. The Company’s nominating and governance committee assists the Board of Directors in fulfilling its oversight responsibility with respect to healthcare regulatory and compliance activities and all other compliance areas not under the purview of another Board committee. The quality committee oversees risks related to professional liability and clinical quality matters. In addition, in setting compensation, the compensation committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

Board Leadership Structure

Our Chief Executive Officer also serves as Chairman of our Board of Directors. We believe that having a single person serve as both Chief Executive Officer and Chairman, combined with independent directors with strong leadership experience and independent Board committees, provides the right form of leadership for our Company.

Adam Singer, M.D., the founder of our Company and one of the founders of the hospitalist movement, serves as both Chief Executive Officer and Chairman of the Board and as such, demonstrates that the Company is under strong leadership with a single person setting the tone and strategic direction. Based on Dr. Singer’s deep understanding of our business and his involvement in the day-to-day operations of the Company, we believe he is in the best position to serve as Chairman to identify for the Board of Directors the challenges and issues that the Company faces. In addition, we believe that a physician serving in both the Chief Executive Officer and Chairman roles at this time communicates a strong emphasis that we are a physician provider organization.

Dr. Singer possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and is thus uniquely positioned to develop agendas that ensure that the Board of Directors’ time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our most important assets, our physicians and other providers, in addition to our stockholders and other stakeholders.

Each of the directors other than Dr. Singer and Mr. Taylor, our President and Chief Operating Officer, is independent and the Board of Directors believes that the independent directors, without a named lead director, provide effective oversight of and facilitate direct communications with management. Moreover, in addition to feedback provided during the course of meetings of the Board of Directors, the independent directors meet in executive session at each regular Board meeting or more frequently, as needed. The Board of Directors believes that this approach effectively encourages full engagement of all independent directors in executive sessions, while avoiding unnecessary hierarchy and complements the combined Chief Executive Officer/Chairman structure. In addition, three of our four standing committees are composed entirely of independent directors, and have the power and authority to engage legal, financial and other advisors as they may deem necessary, without consulting or obtaining the approval of the full Board of Directors or management. The fourth standing committee, the quality committee, includes the two independent directors who are physicians (one of whom is the committee chair) in addition to our two management directors.

Code of Ethics and Code of Conduct

We have a code of ethics that applies to our chief executive officer, president, chief operating officer, chief financial officer, chief development officer, controller and principal accounting officer, and certain other designated employees. We also have a code of conduct that applies to all of our directors, officers and employees. The code of ethics and the code of conduct can be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602 or through our web site, located at www.hospitalist.com.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Representatives of Ernst & Young LLP are expected to attend the annual meeting in person to respond to appropriate questions and to make a statement if they so desire. If Ernst & Young LLP should decline to act or otherwise become incapable of acting, or if Ernst & Young LLP’s engagement is discontinued for any reason, the audit committee will appoint another independent registered public accounting firm to serve as our independent registered public accounting firm for 2011. Although we are not required to seek stockholder ratification of this appointment, the Board of Directors believes that doing so is consistent with corporate governance best practices. If the appointment is not ratified, the audit committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote thereon, is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011. Abstentions with respect to this proposal will be treated as votes against the proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve the proposal.

The following table sets forth the aggregate professional fees billed to the Company for the years ended December 31, 2010 and 2009 by Ernst & Young LLP, the Company’s independent registered public accounting firm:

	2010	2009
Audit fees(1)	$473,900	$470,700
Audit-related fees(2)	—	3,392
Tax fees(3)	277,000	293,757
All other fees	—	—

	$750,900	$767,849

(1)	Includes fees for the audit of our consolidated financial statements and the audit of our internal controls over financial reporting and timely quarterly reviews.
(2)	Includes fees for professional services rendered in connection with SEC filings, including comfort letters, consents and comment letters.
(3)	Includes fees for professional services rendered for tax advice, tax planning, tax compliance, tax preparation services and other tax projects.

In connection with the audit of our financial statements for fiscal 2010 and 2009, we entered into an agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures, an exclusion of punitive damages and various other provisions.

Pre-approval Policies and Procedures

The audit committee is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The audit committee pre-approved all such services in 2009 and 2010 and concluded that such services performed by Ernst & Young LLP were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act requires that public companies give their stockholders the opportunity to vote, on an advisory (nonbinding) basis, on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s executive compensation disclosure rules. Accordingly, stockholders of the Company are being given the opportunity to vote on a proposal, commonly known as a “say-on-pay” proposal, to endorse or not endorse our compensation program for our named executive officers as reflected in this proxy statement in accordance with the SEC’s executive compensation disclosure rules.

As described in the Compensation Discussion and Analysis section of this proxy statement, the Company’s executive compensation is designed to support the overall objective of maximizing long-term stockholder value by aligning the interests of executives with the interests of stockholders and rewards executive for achieving corporate and individual objectives as established by our compensation committee. The executive compensation program is also designed to provide compensation opportunities that attract and retain the services of qualified executives in a highly competitive marketplace. The Board of Directors believes that this structure has been successful in recruiting and retaining our management team as evidenced by the Company’s financial success over the past several years and low turnover of the management team. The Board of Directors, using the services of an outside consultant who performs no other services for the Company, closely monitors best practices, the compensation programs and pay levels of executives at peer companies to ensure that our compensation programs are within the norm of a range of market practices. Our executive pay programs are heavily weighted towards at-risk compensation in the form of performance-based cash bonuses and equity awards. Over the last two years, at least 67% of the total compensation of our four named executive officers was at risk, as set forth in the 2010 Summary Compensation Table.

The Board of Directors urges stockholders to carefully read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail our executive compensation policies and procedures, as well as the 2010 Summary Compensation Table and related executive compensation tables and narrative discussions.

The proposal regarding the advisory vote on executive compensation will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors may take into account the outcome of the vote when considering future executive compensation arrangements.

Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and related executive compensation tables and narrative disclosure.”

The Board of Directors recommends a vote FOR the approval of the executive compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that stockholders must be given the opportunity to vote, on an advisory (nonbinding) basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the SEC’s executive compensation disclosure rules. By voting on this Proposal No. 4, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every year, every two years, or every three years.

Our Board of Directors believes that say-on-pay votes should be conducted every year so that our stockholders may provide us with their direct input on our compensation philosophy, policies and practices, as disclosed in our proxy statement every year. Our Board of Directors’ determination was based upon the premise that the named executive officers’ compensation is evaluated, adjusted and approved on an annual basis by our compensation committee and that the metrics that are used in determining performance-based bonuses are annual metrics. Our compensation committee, which administers our executive compensation program, values the opinions expressed by our stockholders in these votes and will consider the outcome of these votes in making its decisions on executive compensation.

Stockholders are not voting to approve or disapprove of the Board of Directors’ recommendation. Instead, the proxy card provides stockholders with four choices with respect to this proposal: (1) every year, (2) every two years, (3) every three years or (4) abstaining from voting on the proposal. For the reasons discussed above, we are asking our stockholders to indicate their support for the non-binding advisory vote on executive compensation to be held every year.

The frequency of the advisory vote on executive compensation receiving the greatest number of votes – every year, every two years or every three years – will be the frequency that stockholders approve. Because your vote is advisory, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board of Directors recommends a vote FOR EVERY YEAR as the preferred frequency for holding advisory votes on executive compensation.

PROPOSAL 5

APPROVAL OF THE AMENDMENT TO THE

AMENDED AND RESTATED IPC THE HOSPITATLIST COMPANY, INC. NONQUALIFIED EMPLOYEE STOCK PURCHASE PLAN

In March 2011, the compensation committee and the Board of Directors approved an amendment to increase the maximum number of shares of our common stock that may be issued under the Amended and Restated IPC The Hospitalist Company, Inc. Nonqualified Employee Stock Purchase Plan (the “ESPP”), subject to approval by our stockholders. Our Board of Directors believes that this amendment will help us retain and motivate eligible employees and will help further align the interests of eligible employees with those of our stockholders.

General ESPP Information

The ESPP was originally adopted by our Board of Directors and approved by our stockholders in January 2008 and was amended and restated effective March 19, 2008. We have not sought stockholder approval of an increase to the ESPP share reserve since it was originally adopted. Our ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Amendment to ESPP

Our Board of Directors believes that the availability of an adequate number of shares of our common stock in the reserve of the ESPP is an important factor in attracting, motivating and retaining qualified employees which is essential to our success. In March 2011, our compensation committee approved, and our Board of Directors submits for your consideration, an amendment to the ESPP to increase the maximum number of shares of our common stock that may be issued under the ESPP by 150,000 shares. As of April 11, 2011, of the aggregate 156,250 shares originally approved by stockholders for issuance under the ESPP, 95,705 shares have been issued, approximately 33,097 shares are expected to be issued on December 30, 2011 for our 2011 offering period, and approximately 27,448 shares are expected to remain available for future offering periods.

Vote Required and Board Recommendation

Approval of the amendment of the ESPP requires the affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote thereon. Abstentions with respect to this proposal will be treated as votes against the proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve the proposal.

The Board of Directors recommends a vote FOR the approval of the amendment to the Amended and Restated IPC The Hospitalist Company, Inc. Nonqualified Employee Stock Purchase Plan.

Summary of the ESPP

The following description of the ESPP is qualified in its entirety by reference to the plan document, as proposed to be amended, a copy of which is attached as Appendix A and incorporated into this proxy statement by reference.

General. The purpose of ESPP is to provide our long-term employed hospitalists and employees of the Company and its subsidiaries and affiliates with an opportunity to directly participate in the future growth of the Company as an investor and as a stockholder. The Board of Directors believes that the ESPP is an important factor in attracting, motivating and retaining qualified employees which is essential to our success. Our ESPP allows employees to purchase shares of our common stock at 85% of the lesser of the fair market value on the first trading day of the offering period or the last trading day of the offering period. Offering periods are for one-year durations.

Administration. The ESPP is administered by the Board of Directors and the compensation committee (the “Plan Administrator”). The compensation committee is authorized by the Board of Directors to adopt, amend, interpret and terminate the ESPP.

Eligibility. Any person, including an officer, who is an employee of the Company or a subsidiary or an affiliate of the Company and whose customary employment is at least twenty (20) hours per week and who will have completed at least four (4) years of continuous service as an employee during the offering period is eligible to participate in the ESPP. As of December 31, 2010, approximately 1,674 of our employees were eligible to participate in the ESPP.

Shares Subject to ESPP. Under the terms of the ESPP, the maximum aggregate number of shares of our common stock that may be issued under the ESPP is 156,250. We are proposing an increase to the maximum number of shares by 150,000 and if such increase is approved by our stockholders at the 2011 annual meeting, the maximum aggregate number of shares of our common stock that may be issued under the ESPP would be 306,250.

As of March 28, 2011, a total of 95,705 shares have been issued under the ESPP, approximately 33,097 shares are expected to be issued on December 30, 2011 for our 2011 offering period and approximately 27,448 shares are expected to remain available for future purchases. The closing market price of our common stock on March 28, 2011 was $42.94.

Purchase of Shares. The ESPP permits eligible employees to purchase shares of our common stock through payroll withholding. Currently, each offering period commencing under the ESPP is approximately 12 months in duration, beginning on the first trading day of the calendar year and ends on the last trading day of the calendar year. At the end of the offering period, shares are issued based on payroll deductions accumulated during that period.

The purchase price per share at which the shares of common stock are sold under the ESPP generally will be equal to 85% of the lesser of the fair market value of our common stock on (i) the first trading day of the offering period or (ii) the last trading day of the offering period (“Exercise Date”). Eligible employees may contribute between $500 and $10,000 each year. Contributions are deducted in equal installments as a payroll deduction and may not exceed the amount of compensation for the applicable pay period.

Participation and Withdrawal from the ESPP. A participant may withdraw from an offering at any time without affecting his or her eligibility to participate in future offerings. During an offering period, a participant may elect to decrease or suspend deductions at any time; however, a participant may not elect to increase deductions.

Enrolled employees will be eligible to re-enroll in the next offering period, provided the employee continues to meet the eligibility requirements and has not terminated his or her employment with us.

Termination of Employment. Purchase rights granted pursuant to any offering under the ESPP terminate immediately upon cessation of employment for any reason, and we will refund all accumulated payroll deductions to the terminated employee without interest.

Restrictions on Transfer. Purchase rights granted under the ESPP are not transferable and may be exercised only by the person to whom such rights are granted.

Changes in Capitalization. In the event of a stock dividend, reorganization, recapitalization, stock split, combination of shares, merger, consolidation or other change in our capital structure, through which the Company’s common stock is exchanged into a different number or kind of shares, then the number and/or kind of shares of the Company’s common stock available under the ESPP will be adjusted, at the discretion of the Plan Administrator.

Termination or Amendment. The Board of Directors or the compensation committee, may at any time amend or terminate the ESPP, except that stockholder approval is required to increase the number of shares authorized for issuance under the ESPP. No amendment to the ESPP may adversely affect the purchase rights previously granted a participant under the ESPP, except as required by law or regulation.

Summary of Federal Income Tax Consequences

The following summary is intended only as a general guide to the current U.S. federal income tax consequences of participation in the ESPP and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. Furthermore, the tax consequences are complex and subject to change, and a taxpayer’s particular situation may be such that some variation of the described rules is applicable.

Our ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Shares under the ESPP are purchased using after-tax employee contributions. A participant will recognize taxable income as a result of purchasing shares of our common stock under the terms of the ESPP.

The participant will recognize ordinary income on the Exercise Date in an amount equal to the difference between the fair market value of the shares of common stock purchased on the Exercise Date and the purchase price paid for the shares of common stock. Upon subsequent resale of the shares of common stock, the difference between the sale price and the fair market value on the Exercise Date will be treated either as a capital gain or loss. The holding period to determine whether the capital gain (or loss) is a long- or short-term capital gain (or loss) will commence on the day after the Exercise Date when the Common Stock is acquired.

The table below sets forth certain information regarding the number of shares purchased under the ESPP since its inception until December 31, 2010, the last day of the most recently completed offering period by each of (i) the named executive officers identified in the “Executive Compensation—2010 Summary Compensation Table” contained in this proxy statement, (ii) all vice presidents and executive directors as a group, (iii) our current non-executive directors as a group and (iv) all employees, other than named executive officers, vice presidents and executive directors, as a group.

Purchases under our ESPP during Fiscal Year 2008-2010

Name	No. of Shares Purchased (#)
Adam D. Singer, M.D.	—
Chief Executive Officer,
Chief Medical Officer and Chairman of the Board

Devra G. Shapiro	—
Chief Financial Officer

R. Jeffrey Taylor	1,368
President and Chief Operating Officer

Richard Russell	1,368
Executive Vice President and Chief Development Officer

Vice Presidents and Executive Directors as a group	14,073

Non-Employee Directors as a group	—	(1)

All employees, other than Named Executive Officer, Vice Presidents and Executive Directors as a group	78,896

(1)	Non-Employee members of our Board of Directors are not eligible to participate in the ESPP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of March 10, 2011 by (a) all persons known by us to own beneficially more than 5% of our common stock, (b) each of our directors and named executive officers, and (c) all of our directors and named executive officers as a group. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change in control of the Company.

Name and address of beneficial owner(1)	Number of shares beneficially owned	Percentage of shares beneficially owned
BlackRock, Inc.(2)	1,547,064	9.47%
TimeSquare Capital Management, LLC(3)	911,200	5.57%
Riverbridge Partners LLC(4)	814,843	4.99%
Adam D. Singer, M.D.(5)	405,028	2.48%
R. Jeffrey Taylor(6)	291,228	1.78%
Devra G. Shapiro(7)	204,183	1.25%
Richard G. Russell(8)	96,017	*
Mark J. Brooks(9)	22,375	*
Thomas P. Cooper, M.D.(10)	31,353	*
Francesco Federico, M.D.(11)	23,624	*
Woodrin Grossman(12)	29,653	*
Patrick G. Hays(13)	31,315	*
C. Thomas Smith(14)	46,319	*
Chuck Timpe(15)	18,119	*
All directors and named executive officers as a group (11 persons)	1,199,214	7.34%

*	Amount represents less than 1% of our common stock.
(1)	Unless otherwise set forth in the footnotes to the table above, the address of each beneficial owner is 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602.
(2)

The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. This information is based on a Schedule 13G/A (Amendment No. 2) filed with the SEC on February 4, 2011 by BlackRock, Inc., setting forth information as of December 31, 2010. The Schedule 13G/A states that BlackRock, Inc. has sole voting power and sole dispositive power with respect to the 1,547,064 shares.

(3)

The address for TimeSquare Capital Management, LLC is 1177 Avenue of the Americas, 39th Floor, New York, NY 10036. This information is based on a Schedule 13G filed with the SEC on February 9, 2011 by TimeSquare Capital Management, LLC, setting forth information as of December 31, 2010. The Schedule 13G states that TimeSquare Capital Management, LLC has sole voting power for 829,900 shares and sole dispositive power for 911,200 shares.

(4)	The address for Riverbridge Partners LLC is 801 Nicollet Mall, Suite 600, Minneapolis, MN 55402. This information is based on a Schedule 13G filed with the SEC on February 4, 2011 by Riverbridge Partners LLC, setting forth information as of December 31, 2010. The Schedule 13G states that Riverbridge Partners, LLC has sole voting power for 593,381 shares and sole dispositive power for 814,843 shares.
(5)	Amounts include (a) 184,500 shares of common stock held by ADS-IPC LLC of which Adam D. Singer, M.D. is the sole member, (b) 30,006 shares of common stock held by Emerald Isle Trust of which Adam D. Singer, M.D. is trustee, (c) 30,006 shares of common stock held by Whitehall Trust of which Adam D. Singer, M.D. is trustee, (d) 152,616 shares beneficially owned by Adam D. Singer, M.D. which may be purchased upon exercise of stock options that were exercisable as of March 10, 2011 or within 60 days after such date and (e) 7,900 shares of common stock awarded as restricted stock on March 9, 2011.
(6)	Amounts include 141,610 shares beneficially owned by R. Jeffrey Taylor, which may be purchased upon exercise of stock options that were exercisable as of March 10, 2011 or within 60 days after such date and 5,000 shares of common stock awarded as restricted stock on March 9, 2011.

(7)	Amounts include (a) 98,512 shares of common stock held by The Alan and Devra Shapiro Trust dated June 9, 2003 of which Devra G. Shapiro is trustee, (b) 102,971 shares beneficially owned by Devra G. Shapiro which may be purchased upon exercise of stock options that were exercisable as of March 10, 2011 or within 60 days after such date and (c) 2,700 shares of common stock awarded as restricted stock on March 9, 2011. As of March 10, 2011, 98,512 shares of common stock held by The Alan and Devra Shapiro Trust dated June 9, 2003 had been pledged as security.
(8)	Amounts include 91,778 shares beneficially owned by Richard G. Russell which may be purchased upon exercise of stock options that were exercisable as of March 10, 2011 or within 60 days after such date and 2,300 shares of common stock awarded as restricted stock on March 9, 2011.
(9)	Amounts include 22,375 shares beneficially owned by Mark J. Brooks which may be purchased upon exercise of stock options that were exercisable as of March 10, 2011 or within 60 days after such date. Under the terms of an investment management agreement between Scale Management, LLC (“Scale”), Bank of America Ventures (“BAV”), Bank of America Investment Corporation (“BAIC”) and Bank of American Corporation (“BAC”), Mr. Brooks is deemed to hold these stock options for the benefit of BAV and must exercise the options solely upon the direction of BAV. BAV may be deemed the indirect beneficial owner of these options. Mr. Brooks disclaims beneficial ownership of such shares that may be purchased upon exercise of stock options except to the extent of his pecuniary interest therein. The address of Scale and BAV is 950 Tower Lane, Suite 700, Foster City, CA 94404, Attn: Mark J. Brooks. The address of BAC is Bank of America Corporate Center, 100 North Tryon Street, Floor 25, Charlotte, NC 28255.
(10)	Amounts include (a) 23,060 shares beneficially owned by Thomas P. Cooper, M.D., which may be purchased upon exercise of stock options that were exercisable as of March 10, 2011 or within 60 days after such date and (b) 4,832 shares beneficially owned by Thomas P. Cooper, M.D., the receipt of which has been deferred by Thomas P. Cooper, M.D. in accordance with the Non-Employee Director Retainer Conversion Program of our 2007 Equity Participation Plan.
(11)	Amounts include 23,624 shares beneficially owned by Francesco Federico, M.D., which may be purchased upon exercise of stock options that were exercisable as of March 10, 2011 or within 60 days after such date.
(12)	Amounts include (a) 27,542 shares beneficially owned by Woodrin Grossman, which may be purchased upon exercise of stock options that were exercisable as of March 10, 2011 or within 60 days after such date and (b) 2,111 shares beneficially owned by Woodrin Grossman, the receipt of which has been deferred by Woodrin Grossman in accordance with the Non-Employee Director Retainer Conversion Program of our 2007 Equity Participation Plan.
(13)	Amounts include (a) 28,624 shares beneficially owned by Patrick G. Hays, which may be purchased upon exercise of stock options that were exercisable as of March 10, 2011 or within 60 days after such date and (b) 732 shares beneficially owned by Patrick G. Hays, the receipt of which has been deferred by Patrick G. Hays in accordance with the Non-Employee Director Retainer Conversion Program of our 2007 Equity Participation Plan.
(14)	Amounts include (a) 23,535 shares of common stock held by TMS Family Investments, Ltd., a limited partnership, (b) 22,278 shares beneficially owned by C. Thomas Smith, which may be purchased upon exercise of stock options that were exercisable as of March 10, 2011 or within 60 days after such date, and (c) 506 shares beneficially owned by C. Thomas Smith, the receipt of which has been deferred by C. Thomas Smith in accordance with the Non-Employee Director Retainer Conversion Program of our 2007 Equity Participation Plan.
(15)	Amounts include 7,999 shares beneficially owned by Chuck Timpe, which may be purchased upon exercise of stock options that were exercisable as of March 10, 2011 or within 60 days after such date.

Information Concerning our Executive Officers

Name	Age	Position
Adam D. Singer, M.D.	50	Chief Executive Officer, Chief Medical Officer and Chairman of the Board
R. Jeffrey Taylor	62	President, Chief Operating Officer and Director
Devra G. Shapiro	64	Chief Financial Officer and Corporate Secretary
Richard G. Russell	51	Executive Vice President and Chief Development Officer

Our executive officers are elected by, and serve at the discretion of, our Board of Directors. Set forth below is a brief description of the business experience of all executive officers other than Dr. Singer and Mr. Taylor, who are also directors and whose business experience is set forth above in the sections of this proxy statement entitled “Information Concerning our Other Directors Nominated for Election” and “Information Concerning our Other Directors.”

Devra G. Shapiro has been our Chief Financial Officer since she joined IPC in March 1998. Prior to joining our Company, Ms. Shapiro served as chief financial officer for several start-up healthcare enterprises. From 1985 to 1990, Ms. Shapiro held executive financial positions with EPIC Healthcare Group and American Medical International, Inc. (now Tenet Healthcare Corp.; NYSE-THC). From 1974 to 1984, Ms. Shapiro specialized in healthcare with the public accounting firm of Arthur Andersen & Co. Ms. Shapiro also serves on the Board of Directors of LTC Properties, Inc. (NYSE-LTC). Ms. Shapiro received a B.A. and a Bachelor of Accountancy from the University of Houston. Ms. Shapiro has over 30 years experience as a financial executive and certified public accountant with a background in working with healthcare organizations.

Richard G. Russell has been our Executive Vice President and Chief Development Officer since he joined IPC in March 2003. Prior to joining our Company, Mr. Russell was senior vice president of information technology and business planning for Cogent Healthcare, Inc., a national hospitalist organization, from 2002 to March 2003. Mr. Russell began his career as a senior consultant with McKinsey & Company and then held executive level positions in several entrepreneurial and healthcare operating companies. Mr. Russell received a B.S. in chemical engineering from the Case Western Reserve University and an M.B.A. from Harvard Business School and has 23 years experience in health care services.

None of our executive officers has any family relationship with any other executive officer or with any of our directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common stock, to file with the SEC, initial reports of ownership and reports of changes in ownership of our equity securities. Such persons are required by SEC regulations to furnish us with copies of all such reports they file. To our knowledge, based solely on our review of the copies of such forms received by us, or written representations from our officers, directors and greater than 10% beneficial owners, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans and agreements as of December 31, 2010, including our 1997 Equity Participation Plan, 2002 Equity Participation Plan, and 2007 Equity Participation Plan. The material terms of each of these plans and agreements are described in the notes to the December 31, 2010 consolidated financial statements, which are part of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on March 7, 2011. Each of these plans was approved by our stockholders.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))	Total of shares reflected in columns (a) and (c)
	(a)	(b)	(c)	(d)
Equity compensation plans approved by stockholders	1,315,998	$18.83	206,244	1,522,242
Equity compensation plans not requiring stockholder approval	—	—	—	—

Total	1,315,998	$18.83	206,244	1,522,242

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our compensation policy is designed to support the overall objective of maximizing long-term stockholder value by aligning the interests of executives with the interests of stockholders and rewarding executives for achieving the objectives established by our compensation committee. The executive compensation program is also designed to provide compensation opportunities that attract and retain the services of qualified executives in a highly competitive marketplace. For fiscal year 2010, our executive compensation program was comprised of three principal components: base salary, performance-based bonus and long-term incentive opportunities through equity-based grants.

Company Performance Overview

Despite a challenging economic environment, the Company delivered strong financial results for 2010, as illustrated in the following year ended December 31, 2010 highlights (comparisons are to the year ended December 31, 2009):

•	Net revenue increased 17% to $363.4 million;

•	Patient encounters increased 16% to 3,810,000;

•	Income from operations increased 30% to $39.3 million; and

•	Net income increased 30% to $24.3 million, or $1.46 per diluted share.

Pay for Performance

Our compensation program is intended to align the interests of our executives with those of our stockholders through the use of performance-based bonuses and equity awards. Our pay for performance environment is best illustrated in the following chart, which shows over 75% of our chief executive officer’s 2010 compensation and at least 70% of our other named executive officers’ 2010 compensation was provided in the form of variable compensation tied to the Company’s performance.

Corporate Governance Framework

Our compensation committee, with the assistance of its independent compensation consultant, engages in an ongoing review of the Company’s executive compensation program to ensure that it supports the Company’s compensation policy and ultimately serves the best interests of our stockholders. Following are highlights of the Company’s corporate governance framework, which reinforces our pay for performance environment:

•	Independent Compensation Consultant: The Compensation Committee consults its own independent compensation consultant who does not provide any services to management.

•	Benchmark Process: The Company reviews the external marketplace in order to factor in current best practices when making compensation decisions.

•

Double Trigger Equity Acceleration: In the event of a change in control, acceleration of equity occurs only upon a “double trigger.” This means that equity acceleration is triggered only when an eligible executive is terminated not for cause or for good reason 90 days prior to or within 18 months following a change in control.

•

Removed Excise Tax Gross-up Payments on Change in Control Benefits Payable for New Executives: In 2011, the Company adopted an Executive Change in Control Plan for designated participants who become executive officers of the Company on or after March 3, 2011. The newly adopted plan is substantially the same as our 2008 Executive Change in Control Plan, except that the newly adopted plan does not include change in control tax gross-up payments.

Our Executive Compensation Philosophies and Policies

The compensation committee of the Board of Directors, composed entirely of independent directors, administers the Company’s executive compensation program. The compensation committee is responsible for establishing a total compensation policy for the senior executive officers that supports the organization’s overall business strategy and objectives, attracts and retains key executives, links total compensation with business objectives and organizational performance and provides competitive total compensation opportunities at a reasonable cost while encouraging stockholder value creation.

The compensation committee has the sole authority to retain, compensate and terminate any independent compensation consultants of its choosing. In July 2009, the compensation committee engaged an independent compensation consultant, Aon Hewitt (“Hewitt”), to conduct a total compensation review for our named executive officers. Hewitt exclusively provided executive compensation consulting services and does not provide any other services to the Company.

Hewitt provided the compensation committee with advice on compensation program design and best practices. In 2010, Hewitt provided the following services to the compensation committee: (1) reviewed the Company’s compensation peer group for continued appropriateness; (2) prepared comparative information derived from the peer group; (3) analyzed the Company’s total executive compensation program, including base salary, performance-based bonus and long-term equity awards compared to the peer group; and (4) provided regulatory updates. Hewitt is the only compensation consultant who assisted the compensation committee in determining or recommending the amount or form of executive compensation.

Hewitt prepared an executive compensation study based on proxy data of the top four highest paid executives at the peer group of companies. The list of peer group companies was prepared by Hewitt based on similarly sized or similarly focused public companies in the health care services industry and was reviewed and approved by the compensation committee.

The companies included in the 2010 peer group were:

Alliance HealthCare Services, Inc.	Genoptix Inc
American Dental Partners, Inc	Healthways, Inc.
American Service Group, Inc.	LHC Group, Inc.
Amsurg Corp.	Nighthawk Radiology Holdings, Inc.
Cardionet Inc.	Odyssey HealthCare, Inc.
Continuecare Corporation	Rehabcare Group, Inc.
Cross Country Healthcare, Inc.	U.S. Physical Therapy, Inc.

For 2010, AMN Healthcare Services, Inc., Emergency Medical Services, Corp. and Mednax, Inc. were removed from the peer group used in 2009 and Cardionet Inc. and Genoptix Inc. were added to the 2010 peer group in order to more closely align the peer group companies with the revenue size of the Company.

Base Salary

Base salary is provided in order to compensate for the day-to-day role and responsibilities of the officers and the base salary levels for the chief executive officer and the other executive officers are generally intended to compensate executives at salary levels comparable to the median of the executive salaries at the companies included in the peer group. Base salaries are determined on an individual basis by evaluating each executive’s scope of responsibility, past performance and prior experience to determine prevailing compensation levels in relevant markets for executive talent. The chief executive officer provides recommendations based on these factors for other named executive officers. Base salaries for executives are reviewed annually by the compensation committee and, if appropriate, the compensation committee recommends adjustments to the independent members of the Board of Directors for approval in executive session with no members of management present. For 2010, the base salary for the chief executive officer was not increased and the base salary increases for the other named executive officers ranged from 4% to 9%. The base salaries paid to the chief executive officer and the executive officers in fiscal 2010 are set forth in the “Salary” column of the Summary Compensation Table.

Performance-Based Bonus

Performance-based bonuses tied to our operating results are a component of our executive compensation program and are designed to motivate the executive to focus on our annual revenue and profitability, which we believe should improve long-term stockholder value over time. Our named executive officers are eligible to receive cash bonus incentive payments based upon the achievement of certain Company goals and may also be awarded discretionary bonuses tied to individual performance, as determined by the compensation committee.

At the beginning of 2010, the compensation committee established performance objectives for the payment of cash bonus incentive payments for executive officers. Performance objectives were based on (1) the attainment of an adjusted EBITDA target of $41.7 million (adjusted EBITDA represents adjusted earnings before interest, tax, depreciation and amortization, bonus expense and stock compensation expense), (2) the attainment of a revenue target of $350 million and (3) the attainment of a quality goal established by the quality committee of the Board of Directors. For 2010, the quality goal was that the Company design and implement a physician practice group leadership program and implement a change to the physician practice group leader bonus plan. The quality committee approved the achievement of the quality goal based on (1) the inauguration of the Fellowship for Hospitalist Leaders formed in conjunction with the Division of Hospital Medicine of the University of California, San Francisco and the Center for Health Professions, (2) the requirement for all practice group leader physicians to select a key area in their own hospital and implement a plan to improve quality and patient safety, with measurable results, and (3) the requirement for all practice group leaders to report on a monthly basis the status of the chosen plan in order to earn their practice group leader bonuses for the quarter. The compensation committee adopted these targets because it believes that these targets encourage continued growth in our top line, reward the management of operating costs to deliver adjusted EBITDA at a level believed to increase stockholder value, and focus the Company on the continued delivery of high quality patient care.

The compensation committee established a target percentage of base salary for the achievement of the objectives. Twenty-five percent of the bonus target was tied to the revenue goal, sixty-five percent was tied to the adjusted EBITDA goal and ten percent was tied to the quality goal. The compensation committee determined that placing a higher weighting on EBITDA growth was appropriate to focus management primarily on earnings while rewarding responsible top line revenue achievement in addition to aligning a portion of the bonus with a targeted quality objective. For Dr. Singer, the target percentage of base salary for achievement of 100% of the performance objectives was 85%. For Messrs. Taylor and Russell and Ms. Shapiro, the target percentage of base salary was 65%, 60% and 60%, respectively, for achievement of 100% of the performance objectives. The award for each named executive officer decreased by 2% for each percentage point below the target, with no bonus paid at less than 90% of target, and increased by 1.5% for each percentage point above the target to 110% of the target and by 2.5% for each percentage point thereafter with a maximum potential bonus based on achieving 120% of target. The higher increase in the award for achievement above 110% was to provide an opportunity for a higher level of bonus for extraordinary performance.

The compensation committee set the target percentages of base salary for bonus purposes for each of the named executive officers such that the total of base salary and targeted cash bonus was generally at the 60th percentile of the total base salary and cash bonuses of the corresponding positions of the peer group companies. The compensation committee believed that the 60th percentile was appropriate based on the performance of the company and its growth in relation to the peer group, which was achieved under the leadership of this executive team. The following table is illustrative of potential awards to our named executive officers of between 90% and 120% of their performance objectives for 2010:

Achievement of Revenue and Adjusted EBITDA Objectives(1)	Percent of Base Salary and Dollar Amount	Percent of Base Salary and Dollar Amount	Percent of Base Salary and Dollar Amount	Percent of Base Salary and Dollar Amount
	Singer	Taylor	Shapiro	Russell
120% of Objective	115.6%	88.4%	81.6%	81.6%
	$627,708	$323,544	$278,256	$244,800

110%	96.48%	73.78%	68.1%	68.1%
	$523,859	$270,017	$232,221	$204,300

100%	85.0%	65.0%	60.0%	60.0%
	$461,550	$237,900	$204,600	$180,000

90%	69.7%	53.3%	49.2%	49.2%
	$378,471	$195,078	$167,772	$147,600

(1)	Assumes the quality target is met in all cases.

For fiscal 2010, the revenue goal was achieved at 104% of the performance objective, the adjusted EBITDA goal was achieved at 113% of the performance objective and the quality goal was achieved at 100% of the performance objective, for an overall blended payout rate of 116.1% of base salary. The cash bonus incentive payments made to the chief executive officer and to the other named executive officers for fiscal 2010 based upon the achievement of the performance objectives at such percentage levels are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2010 Summary Compensation Table.

Additionally, the compensation committee has the authority to grant a discretionary bonus to each executive officer for exceptional performance based upon additional factors, such as successful completion of acquisitions, reduction in physician turnover, completion of enhancements to the information technology platform, entry into new markets, increase in the number of new physicians, achievement of cash flow targets and completion of major projects such as system conversions. For 2010, based on a recommendation by the chief executive officer, a discretionary bonus in the amount of $100,000 was awarded to Mr. Russell in recognition of the successful completion of 15 acquisitions during the year, which was more than double the number of acquisitions completed in 2009, and the same amount for Mr. Taylor for the successful operational integration and cultural assimilation of these acquisitions. Of the 15 acquisitions, three were the basis for entry into new regions; three were strategic acquisitions of market wide post-acute practices which expanded the Company’s presence in facility-based care; and eight were acquisition in existing markets which further solidify the Company’s position.

Long-Term Equity Incentives

We believe that an ownership culture in our Company is important to provide our executive officers with incentives to build value for our stockholders. We believe stock-based awards create such a culture and help to align the interests of our management and employees with the interests of our stockholders.

In furtherance of that goal, we adopted the IPC The Hospitalist Company, Inc. 2007 Equity Participation Plan. The principal purpose of the plan is to attract, retain and motivate selected employees and directors through the granting of stock-based compensation awards. On an annual basis, our compensation committee awards options based on the equity ownership positions and equity awards made to corresponding executives at companies in our peer group. While we have historically granted equity in the form of stock options in order to align the interests of our named executive officers with our stockholders by rewarding our named executive officers for stock price appreciation, our compensation committee and Board of Directors may consider awarding additional or alternative forms of equity incentives, such as grants of restricted stock, restricted stock units or other performance-based awards.

In 2010, the compensation committee, after reviewing the long-term incentive components of named executive officers at the peer group and based on the financial performance of the Company, determined that 2010 stock option grants were appropriate to bring our executives to the 75th percentile of the peer group for total compensation. The stock options awarded to the chief executive officer and the other named executive officers in fiscal 2010 are set forth in the “2010 Grants of Plan-Based Awards” table.

Benefits and Perquisites

Each of our named executive officers participates in the health and welfare benefit plans and fringe benefit programs generally available to all of our employees. Dr. Singer receives an additional benefit pursuant to the terms of his employment agreement to be paid for up to 10 days of unused vacation each year. The benefits and perquisites received by our named executive officers in 2010 are reported in the 2010 Summary Compensation Table under “All Other Compensation” and more fully described in the footnotes thereto.

Severance and Change in Control Policy

In January 2008, we adopted an Executive Change in Control Plan for our current named executive officers to reduce the need to negotiate individual severance agreements with departing executives in connection with a change in control of the Company. Please see the description of the plan under “Executive Compensation—Potential Payments Upon Termination or Change in Control.” The employment agreements for our named executives also provide for severance in various situations as described in “Executive Compensation—Potential Payments Upon Termination or Change in Control.” In the event that any of our named executive officers would qualify for payments under both the Executive Change in Control Plan and his or her employment agreement, the named executive officer will be entitled to the greater of the benefits provided by either the Executive Change in Control Plan or his or her employment agreement.

In March 2011, we adopted an Executive Change in Control Plan for designated participants who become executive officers of the Company on or after March 3, 2011. The newly adopted plan is substantially the same as our 2008 Executive Change in Control Plan, except that the newly adopted plan does not include change-in-control tax gross-up payments. The 2008 Executive Change in Control Plan for the current named executive officers, who were all hired prior to 2011, was not amended in 2010 or to date in 2011.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned by our chief executive officer and chief medical officer, our president and chief operating officer, our chief financial officer, and our executive vice president and chief development officer during the fiscal years ended December 31, 2010, 2009 and 2008. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Adam D. Singer, M.D.	2010	$543,000	$—	$1,271,494	$535,975	$29,532	(4)	$2,380,001
Chief Executive Officer,	2009	$543,000	$—	$730,578	$361,231	$29,212	(8)	$1,664,021
Chief Medical Officer and Chairman of the Board	2008	$444,294	$250,000	$278,769	$350,185	$25,059	(8)	$1,348,307

Devra G. Shapiro	2010	$341,000	$—	$549,333	$237,592	$8,647	(5)	$1,136,572
Chief Financial Officer	2009	$328,000	$—	$461,061	$181,835	$8,844	(8)	$979,740
	2008	$258,289	$—	$313,615	$174,199	$8,128	(8)	$754,231

R. Jeffrey Taylor	2010	$366,000	$100,000	$637,482	$276,261	$11,448	(6)	$1,391,191
President and Chief Operating Officer	2009	$345,000	$—	$472,370	$210,385	$11,539	(8)	$1,039,294
	2008	$298,863	$—	$369,369	$217,749	$9,750	(8)	$895,731

Richard Russell	2010	$300,000	$100,000	$495,890	$209,025	$11,448	(7)	$1,116,363
Executive Vice President	2009	$274,000	$—	$418,395	$136,709	$11,715	(8)	$840,819
and Chief Development Officer	2008	$238,562	$—	$209,077	$147,399	$9,432	(8)	$604,470

(1)	Amount reflects discretionary bonuses paid to the named executive officers.
(2)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). See Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the relevant assumptions used in calculating these amounts.
(3)	The 2010, 2009 and 2008 amounts were awarded under the performance-based bonus plan. Please see “Compensation Discussion and Analysis – Performance-Based Bonus” for further information regarding this bonus plan.
(4)	Includes (a) a Company 401(k) matching contribution of $8,575, (b) life insurance premiums of $72 pursuant to the terms of Dr. Singer’s employment agreement and (c) vacation paid in lieu of time-off of $20,885 pursuant to the terms of Dr. Singer’s employment agreement.
(5)	Includes (a) a Company 401(k) matching contribution of $8,575 and (b) life insurance premiums of $72 pursuant to the terms of Ms. Shapiro’s employment agreement.
(6)	Includes (a) a Company 401(k) matching contribution of $8,575, (b) life insurance premiums of $72 pursuant to the terms of Mr. Taylor’s employment agreement and (c) $2,801 for shares purchased through the Company’s Non-Qualified Employee Stock Purchase Plan in 2010, calculated in accordance with FASB ASC Topic 718.
(7)	Includes (a) a Company 401(k) matching contribution of $8,575, (b) life insurance premiums of $72 pursuant to the terms of Mr. Russell’s employment agreement and (c) $2,801 for shares purchased through the Company’s Non-Qualified Employee Stock Purchase Plan in 2010, calculated in accordance with FASB ASC Topic 718.
(8)	The 2008 and 2009 All Other Compensation amounts have been adjusted to remove insurance premiums for health and welfare coverage which are available to all employees on the same basis.

Grants of Plan-Based Awards

Set forth below is information regarding awards granted to our named executive officers during 2010. All equity grants were made under our 2007 Equity Participation Plan:

2010 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Potential Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Option Awards(3)
		Threshold $	Target $	Maximum $
Adam D. Singer, M.D.		$378,471	$461,550	$627,708
Chief Executive Officer, Chief Medical Officer and Chairman of the Board	3/3/2010				88,291	$33.00	$1,271,494

Devra G. Shapiro		$167,772	$204,600	$278,256
Chief Financial Officer	3/3/2010				38,145	$33.00	$549,333

R. Jeffrey Taylor		$195,078	$237,900	$323,544
President and Chief Operating Officer	3/3/2010				44,266	$33.00	$637,482

Richard G. Russell		$147,600	$180,000	$244,800
Executive Vice President and Chief Development Officer	3/3/2010				34,434	$33.00	$495,890

(1)	Represents threshold, target and maximum payout levels under our annual cash incentive program for performance during the year ended December 31, 2010. See “Compensation Discussion and Analysis—Performance-Based Bonus” for a description of the program. For amounts actually earned under the plan, see “2010 Summary Compensation Table” under the column titled “Non-Equity Incentive Plan Compensation.”
(2)	The shares vest 25% on the first anniversary of the date of grant and the balance vest in equal monthly installments over the next thirty-six months.
(3)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the relevant assumptions used in calculating these amounts.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We have entered into employment agreements with each of our named executive officers which include the specific terms set forth below. On August 5, 2009, we entered into second amended and restated employment agreements with each of our named executive officers to 1) clarify that Mr. Taylor, Ms. Shapiro and Mr. Russell would receive certain benefits upon death or permanent disability similar to those offered to Dr. Singer and 2) make certain minor clarifications to Dr. Singer’s agreement.

Adam D. Singer, M.D. In August 2009, we entered into a second amended and restated employment agreement with Dr. Singer, pursuant to which he agreed to continue to serve as our Chief Executive Officer and Chief Medical Officer. The employment agreement specifies that Dr. Singer’s employment with us is for a term of three years with automatic renewal for one year periods, unless either party provides 30 days prior written notice of its intention not to renew. Effective January 2010, Dr. Singer’s annual base salary was set at $543,000 and may be increased subject to annual review by the compensation committee. He is eligible to receive an annual incentive award based upon performance targets, payable in cash, and is eligible to receive equity awards, in each case as determined by the compensation committee in accordance with the 2007 Equity Participation Plan. Pursuant to the terms of his employment agreement, we also maintain Dr. Singer’s professional liability insurance.

Devra G. Shapiro. In August 2009, we entered into a second amended and restated employment agreement with Ms. Shapiro, pursuant to which she agreed to continue to serve as our Chief Financial Officer. This employment agreement specifies that Ms. Shapiro’s employment with us is for a term of one year with automatic renewal for one year periods, unless either party provides 90 days prior written notice of its intention not to renew. Effective January 2010, Ms. Shapiro’s annual base salary was set at $341,000 and may be increased subject to annual review by the compensation committee. She is eligible to receive an annual incentive award based on performance targets, payable in cash, and is eligible to receive equity awards, in each case as determined by the compensation committee in accordance with the 2007 Equity Participation Plan.

R. Jeffrey Taylor. In August 2009, we entered into a second amended and restated employment agreement with Mr. Taylor, pursuant to which he agreed to continue to serve as our President and Chief Operating Officer. The employment agreement specifies that Mr. Taylor’s employment with us is for a term of one year with automatic renewal for one year periods, unless either party provides 90 days prior written notice of its intention not to renew. Effective January 2010, Mr. Taylor’s annual base salary was set at $366,000 and may be increased subject to annual review by the compensation committee. He is eligible to receive an annual incentive award based upon performance targets, payable in cash, and is eligible to receive equity awards, in each case as determined by the compensation committee in accordance with the 2007 Equity Participation Plan.

Richard G. Russell. In August 2009, we entered into a second amended and restated employment agreement with Mr. Russell, pursuant to which he agreed to continue to serve as our Executive Vice President and Chief Development Officer. This employment agreement specifies that Mr. Russell’s employment with us is for a term of one year with automatic renewal for one year periods, unless either party provides 90 days prior written notice of its intention not to renew. Effective January 2010, Mr. Russell’s annual base salary was set at $300,000 and may be increased subject to annual review by the compensation committee. He is eligible to receive an annual incentive award based on performance targets, payable in cash, and is eligible to receive equity awards, in each case as determined by the compensation committee in accordance with the 2007 Equity Participation Plan.

In addition, each named executive is entitled to reimbursement for all reasonable business and travel expenses, is eligible to receive 20 days of paid vacation annually, and is eligible to participate in our retirement, welfare and benefit plans and programs.

The following table summarizes the outstanding equity awards held by each of our named executive officers as of December 31, 2010:

2010 Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date
Adam D. Singer, M.D.	2/9/2005	20,346	—	$1.60	2/9/2015
Chief Executive Officer, Chief Medical Officer and Chairman of the Board	3/2/2006	3,125	—	$1.60	3/2/2016
	7/19/2007	13,346	2,279	$5.25	7/19/2017
	3/19/2008	27,499	12,501	$17.54	3/19/2018
	3/4/2009	46,776	60,142	$15.90	3/4/2019
	3/3/2010	—	88,291	$33.00	3/3/2020

Devra G. Shapiro	3/2/2006	66	—	$1.60	3/2/2016
Chief Financial Officer	7/19/2007	22,941	4,558	$5.25	7/19/2017
	3/19/2008	30,937	14,063	$17.54	3/19/2018
	3/4/2009	29,520	37,955	$15.90	3/4/2019
	3/3/2010	—	38,145	$33.00	3/3/2020

R. Jeffrey Taylor	2/9/2005	10,656	—	$1.60	2/9/2015
President and Chief Operating Officer	3/2/2006	3,125	—	$1.60	3/2/2016
	7/19/2007	33,365	5,698	$5.25	7/19/2017
	3/19/2008	36,437	16,563	$17.54	3/19/2018
	3/4/2009	30,244	38,886	$15.90	3/4/2019
	3/3/2010	—	44,266	$33.00	3/3/2020

Richard G. Russell	2/9/2005	137	—	$1.60	2/9/2015
Executive Vice President and Chief Development Officer	3/2/2006	2,442	—	$1.60	3/2/2016
	7/19/2007	20,588	3,988	$5.25	7/19/2017
	3/19/2008	20,624	9,376	$17.54	3/19/2018
	3/4/2009	26,788	34,443	$15.90	3/4/2019
	3/3/2010	—	34,434	$33.00	3/3/2020

(1)	The shares underlying these options vest 25% at the first anniversary of the grant date and in equal monthly installments thereafter over the following three years.
(2)	All options granted prior to our initial public offering on January 25, 2008 were issued with an exercise price equal to the fair value of shares of our common stock at the date of the grant, as determined contemporaneously with the grants. Subsequent to our initial public offering, all options have been issued with an exercise price equal to the closing price of our common stock on the NASDAQ Global Market on the date of the grant.

The following table sets forth information regarding options exercised by our named executive officers during the year ended December 31, 2010:

2010 Option Exercises

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Adam D. Singer, M.D.	—	—
Chief Executive Officer, Chief Medical Officer and Chairman of the Board

Devra G. Shapiro	10,000	$315,409
Chief Financial Officer

R. Jeffrey Taylor	—	—
President and Chief Operating Officer

Richard G. Russell	—	—
Executive Vice President and Chief Development Officer

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change in Control

On January 10, 2008, our Board of Directors adopted the Executive Change in Control Plan governing the termination of senior management in case of a qualified change in control event. On August 5, 2009, we entered into second amended and restated employment agreements with Dr. Singer, Ms. Shapiro, Mr. Taylor and Mr. Russell. A quantitative analysis of the amount of compensation payable to each of these named executive officers in each situation involving a termination of employment pursuant to the amended and restated employment agreements in effect on August 5, 2009 or the Executive Change in Control Plan, assuming that each termination had occurred as of December 31, 2010, is listed in the table below. In the event that any of our named executive officers would qualify for payments under both the Executive Change in Control Plan and his or her employment agreement, the named executive officer will be entitled to the greater of the benefits provided by either the Executive Change in Control Plan or his or her employment agreement.

In the event that the named executive officer’s employment is terminated by us without “Cause,” or if the named executive officer terminates his or her employment for “Good Reason,” such individual will be entitled to receive (1) continuation of his or her base salary for 12 months (18 months for Dr. Singer) months following his termination, (2) payment of any earned but unpaid bonuses, including any pro rata bonus earned during the then current fiscal year, and (3) 12 months (18 months for Dr. Singer) of continued coverage under our health and dental programs at the same level of coverage as he or she received during employment. In addition, Dr. Singer will receive a lump sum payment equal to our cost of Dr. Singer’s life and disability insurance benefits for the 18 months following his termination. All payments are subject to the named executive officer’s execution of a release relieving us from liability relating to his or her termination.

In the event that a named executive officer dies or is terminated due to “Permanent Disability,” each individual (or, in the case of death, his or her estate) shall be entitled to receive (1) continuation of up to 75% of the executive’s base salary for 12 months (18 months for Dr. Singer) following his or her death or Permanent Disability, (2) a lump sum cash payment equal to the value of the cost to the Company for providing life and disability insurance for a period of 12 months (18 months for Dr. Singer), (3) 12 months of continued coverage under our health and dental programs at the same level of coverage as the executive and the executive’s covered dependents received during employment and (4) the pro rata portion of the annual bonus earned during the then current fiscal year. “Permanent Disability” is defined in each of the amended and restated employment agreements to mean any physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months.

In the event any of the named executive officers terminates his or her employment for Good Reason or are terminated by us without Cause, or his or her employment is terminated due to a Permanent Disability or death, and such individual is over the age of 55 and has been employed by us for over five years, we will continue to provide coverage under our health and dental programs for the named executive officer and his or her covered dependents for a period until both the named executive officer and his or her spouse at the time of termination become eligible for Medicare coverage.

Under the employment agreements, the named executive officers may not (1) solicit any of our employees for a period of 12 months (two years for Dr. Singer) after termination, or (2) disclose any confidential information pertaining to our Company at any time.

Under all of the employment agreements, we are not obligated to make any cash severance payment to a named executive officer if his or her employment is terminated by us for Cause or by the executive without Good Reason. “Cause” is defined in the employment agreements as (1) fraud, misappropriation, embezzlement or other act of material misconduct against us; (2) substantial, continuing and willful failure to render services in accordance with the terms of the applicable employment agreement; (3) knowing violation of any laws, rules or regulations of any governmental or regulatory body material to our business; and (4) conviction of or plea of nolo contendere to a felony or a crime including moral turpitude, or a charge or indictment of a felony or any crime involving moral turpitude the defense of which renders the executive substantially unable to perform his or her services to us. Additionally, Dr. Singer’s failure to maintain his professional license in the State of California, or any sanction or formal reprimand of him by the California Board of Medical Quality Assurance shall constitute “cause.”

“Good Reason” is defined in the employment agreements for Dr. Singer, Ms. Shapiro, Mr. Taylor and Mr. Russell as (1) a substantial reduction in the executive’s status, title, position or authority; (2) a reduction in the executive’s base salary and/or annual bonus of $20,000 or more; (3) the request that the executive render services outside of Los Angeles County, California or the relocation of our headquarters outside of Los Angeles County, California; provided, however, that the foregoing shall not apply as to reasonable business travel commensurate with the executive’s position; or (4) any material breach by us of any provision of the employment agreement.

Pursuant to the Executive Change in Control Plan adopted in January 2008, Dr. Singer, Ms. Shapiro, Mr. Taylor and Mr. Russell shall be entitled to receive certain severance benefits in the case of a qualified change in control event. A participant in the plan will be eligible to receive a severance payment and additional severance benefits if his or her employment with us is terminated by us or the acquirer without cause or by the employee for good reason 90 days prior to or within 18 months following a change in control (as defined below).

In addition, if a participant can reasonably demonstrate that such termination came at the request of a person who has indicated an intention or taken steps reasonably calculated to effect a change in control of IPC, or that such termination was otherwise in connection with, or in anticipation of, a change in control of IPC, which actually occurs, then such participant will also be eligible to receive severance benefits under the Executive

Change in Control Plan. In connection with such change in control termination, Dr. Singer will be eligible to receive 18 months of his base salary plus one and one-half times his annual target short-term incentive bonus for the year in which the termination occurs, and Ms. Shapiro and Messrs. Taylor and Russell will receive 12 months of his or her base salary plus one times his or her annual target short-term incentive bonus for the year in which the termination occurs. In addition, Dr. Singer will be eligible to receive 18 months of continuing health and dental coverage on the same terms as he received such benefits during employment, and Ms. Shapiro and Messrs. Taylor and Russell will be eligible to receive 12 months of continuing health and dental coverage on the same terms as he or she received such benefits during employment. In connection with such change in control termination, any options granted after July 1, 2007 that are outstanding on the date of termination held by the terminated individual will vest immediately at the time of such termination. Under the terms of the Executive Change in Control Plan, if any payments or benefits to which a participant becomes entitled are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then he or she will generally be entitled to an additional “gross-up” payment from us in an amount such that, after payment by the participant of all taxes, including any excise tax imposed upon the gross-up payment, he or she will retain a net amount equal to the amount he or she would have been entitled to receive had the excise tax not been imposed upon the payment. If the total payments that the participant is entitled to receive from us do not exceed 110% of the greatest amount that could be paid to the participant without becoming an excess parachute payment, then no “gross-up” payment will be made by us, and the participant’s payments will be reduced to the greatest amount that could be paid without causing the payments to be “excess parachute payments.” Under the plan, “change in control” is defined to mean (1) the acquisition by a third party of more than 50% of our voting shares, (2) a merger, consolidation or other reorganization if the stockholders of the Company and their affiliates, immediately before such merger, consolidation or other reorganization, do not, as a result of such merger, consolidation, or other reorganization, own directly or indirectly, more than 50% of the combined voting power of the then outstanding voting shares of the entity resulting from such merger, consolidation or other reorganization, (3) our complete liquidation or dissolution, or (4) a sale of all or substantially all of our assets.

In March 2011, we adopted an Executive Change in Control Plan for designated participants who become executive officers of the Company on or after March 3, 2011. The newly adopted plan is substantially the same as our 2008 Executive Change in Control Plan, except that the newly adopted plan does not include change-in-control tax gross-up payments. The 2008 Plan was not amended or modified in 2010 or to date in 2011.

Pursuant to the employment agreements in effect as of August 5, 2009 discussed above and various equity grant agreements, assuming one of our named executive officers is terminated without Cause or resigns for Good Reason or a change in control had taken place on December 31, 2010, such individuals would have been entitled to payments in the amounts set forth opposite their name:

Summary of Potential Payments Upon Termination or a Change in Control

Element	Involuntary Termination Without Cause	Termination for Good Reason	Death or Disability	Change in Control(1)
Salary(2)
Adam D. Singer, M.D.	$814,500	$814,500	$610,875	$814,500
Devra G. Shapiro	341,000	341,000	255,750	341,000
R. Jeffrey Taylor	366,000	366,000	274,500	366,000
Richard G. Russell	300,000	300,000	225,000	300,000

Benefit(3)
Adam D. Singer, M.D.	$10,803	$10,803	$10,803	$8,512
Devra G. Shapiro	7,947	7,947	7,947	6,420
R. Jeffrey Taylor	10,045	10,045	10,045	8,518
Richard G. Russell	5,118	5,118	5,118	3,622

Intrinsic Value of Accelerated Stock Options(4)
Adam D. Singer, M.D.	—	—	—	$2,265,846
Devra G. Shapiro	—	—	—	1,562,202
R. Jeffrey Taylor	—	—	—	1,712,666
Richard G. Russell	—	—	—	1,338,864

Total
Adam D. Singer, M.D.	$825,303	$825,303	$621,678	$3,088,858
Devra G. Shapiro	348,947	348,947	263,697	1,909,622
R. Jeffrey Taylor	376,045	376,045	284,545	2,087,184
Richard G. Russell	305,118	305,118	230,118	1,642,486

(1)	Amounts listed in this column with respect to Dr. Singer, Mr. Taylor, Ms. Shapiro and Mr. Russell are payable upon the occurrence of a change in control and a related termination not for cause or for good reason 90 days prior to or within 18 months following a change in control.
(2)	Includes twelve months (eighteen months for Dr. Singer) of continuation of executive’s salary. Amounts payable upon death or disability are limited to 75% of the executive’s base salary for twelve months (eighteen months for Dr. Singer). Amounts payable upon the occurrence of a change in control termination also include one times (one and one-half times for Dr. Singer) executive’s annual target short-term incentive bonus for the year in which the termination occurs.
(3)	Includes the value of twelve months (eighteen months for Dr. Singer) of continued coverage under our health and welfare benefit plans pursuant to each of the executive’s employment agreement as described in “Potential Payments Upon Termination or Change in Control” above.
(4)	Intrinsic value of stock options with vesting accelerated due to a change in control is determined based on the December 31, 2010 closing price of $39.01 per share, as reported on the NASDAQ Global Market.

Compensation Risk Assessment

During 2011, management and the compensation committee assessed the risks associated with the Company’s compensation practices and policies for employees, including a consideration of risk-mitigating factors in the Company’s compensation practices and policies. The compensation committee reviewed each significant compensation plan used for the various employee groups in the Company, including the employed and affiliated physicians groups. The compensation plans are generally homogeneous for each particular employee group and are not based on particular geographical regions, nor does the Company have separate operating units. The compensation committee found that each plan is based on metrics and objectives that provide appropriate incentives and reasonable safeguards. Following this assessment, the compensation committee concluded that the Company’s compensation programs do not encourage excessive risk taking and do not present risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation

Under our Director Compensation Plan each non-employee member of our Board of Directors receives an annual retainer of $30,000. In addition, each non-employee director receives $1,500 per meeting of the Board of Directors attended in person or telephonically, and each committee member receives $1,500 per meeting attended of their respective committees. The chairperson of the audit committee and the compensation committee each receives an additional annual retainer of $12,000 and the chairperson of the nominating and governance committee and of the quality committee each receives an additional annual retainer of $10,000. In addition, our non-employee directors may elect to participate in the Company’s health benefit plans at the full premium cost .Non- employee directors also received an annual option grant to purchase 6,000 shares, vesting in 12 equal monthly installments. Newly elected directors receive an initial option to purchase 16,000 shares, vesting in 24 equal monthly installments, and will thereafter participate in annual grants. Each such option has an exercise price equal to the fair market value of our common stock on the date of grant and has a ten-year term. Each non-employee director is eligible to make elections to receive all or a portion of his or her annual cash retainer either in the form of stock options or deferred stock. Any such election will be made pursuant to the IPC The Hospitalist Company, Inc. 2007 Equity Participation Plan and will be subject to approval by the compensation committee.

The table below provides information regarding 2010 compensation of non-management directors:

Name	Fees Earned or Paid in Cash $(1)	Option Awards $(2)	Total $
Mark J. Brooks(3)	$—	$85,535	$85,535
Thomas P. Cooper, M.D.	$68,500	$85,535	$154,035
Francesco Federico, M.D.	$51,000	$85,535	$136,535
Woodrin Grossman	$58,504	$85,535	$144,039
Patrick G. Hays	$54,000	$85,535	$139,535
C. Thomas Smith	$69,996	$85,535	$155,531
Chuck Timpe	$64,500	$85,535	$150,035

(1)	Amounts include retainer fees paid in cash or the fair value of stock options or deferred stock that certain non-employee directors elected to receive in lieu of cash as described above. The following non-employee directors elected and received stock options or deferred stock in the amounts set forth below:

Name	Annual Retainer Deferred $	Stock Options Received	Deferred Stock Received
Thomas P. Cooper, M.D.	$40,000	718	862
Woodrin Grossman	$10,000	—	287

(2)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the relevant assumptions used in calculating these amounts.
(3)	Mr. Brooks is a managing director at a venture capital firm that manages that firm’s investments in IPC and he has waived his retainer and cash attendance payments.

The following table summarizes the outstanding equity awards held by each of our non-employee directors as of December 31, 2010:

Name	Stock Options	Deferred Stock
Mark J. Brooks	20,376	—
Thomas P. Cooper, M.D.	21,061	3,856
Francesco Federico, M.D.	21,625	—
Woodrin Grossman	28,543	2,111
Patrick G. Hays	26,625	—
C. Thomas Smith	20,279	506
Chuck Timpe	6,000	—

COMPENSATION COMMITTEE REPORT

The compensation committee of our Board of Directors is currently composed of three independent, non-employee directors. The compensation committee oversees the Company’s compensation programs on behalf of the Board of Directors. The compensation committee reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management.

Based on the compensation committee’s review and discussion with management, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the Company’s 2011 annual meeting of stockholders and the Company’s Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Mark J. Brooks (Chairman)

Thomas P. Cooper, M.D.

C. Thomas Smith

The information contained above under the caption “Compensation Committee Report” will not be considered “soliciting material” or to be “filed” with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee is an officer or employee of our Company. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving equity and other compensation, termination, change in control and other arrangements relating to the services provided to us as an employee, director, or consultant by a related person will not be covered by this policy. A related person is any executive officer, director or a nominee for director, or a beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity where any such person acts as an officer or general partner of or otherwise controls, or in which such person holds an aggregate ownership interest of at least 10%.

Under the policy, if a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to all disinterested members of our Board of Directors) for review and approval. In considering related-person transactions, our audit committee will take into account the relevant available facts and circumstances including, without limitation, the following:

•	the approximate dollar amount involved in the transaction, including the amount payable to or by the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction was entered into on terms no less favorable to us than terms that could have been reached with an unaffiliated third-party; and

•	the purpose of the transaction and any potential benefits to us.

The Company’s Related Person Transactions Policy is available on our website, located at www.hospitalist.com.

AUDIT COMMITTEE REPORT

The audit committee of the Board of Directors oversees our financial reporting process on behalf of the Board of Directors. It meets with management and our independent registered public accounting firm throughout the year and reports the results of its activities to the Board of Directors. In accordance with its responsibilities set forth in the committee charter, the audit committee has done the following:

•	Discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the overall scope and plans for their audit and non-audit services;

•	Reviewed and discussed with management and Ernst & Young, LLP the Company’s audited financial statements for the fiscal year ended December 31, 2010;

•	Discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as amended; and

•

Received and reviewed written disclosure and the letter regarding independence from Ernst & Young LLP as required by the Public Company Accounting Oversight Board and discussed with Ernst & Young LLP its independence.

In carrying out its responsibilities, the audit committee looks to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of the Company’s financial statements and for maintaining effective internal controls. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The independent registered public accounting firm is responsible for auditing the Company’s annual financial statements, and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. In addition, the independent registered public accounting firm is responsible for auditing the Company’s internal control over financial reporting and for expressing an opinion on the effectiveness of internal control over financial reporting. The independent registered public accounting firm performs their responsibilities in accordance with the standards of the Public Company Accounting Oversight Board.

Based on the foregoing, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Chuck Timpe (Chairman)

Woodrin Grossman

Patrick G. Hays

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

If you wish to present a proposal for action at the 2012 annual meeting of stockholders and wish to have it included in the proxy statement and form of proxy that management will prepare, you must notify us no later than December 20, 2011 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management’s proxy materials.

If you wish to present a proposal for action at the 2011 annual meeting of stockholders, even though it will not be included in management’s proxy materials, our bylaws require that you must notify us no later than February 26, 2012, and no earlier than January 26, 2012.

OTHER MATTERS

Our Board of Directors does not know of any other matters to be presented at the 2011 annual meeting of stockholders but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy card will vote on them in accordance with their best judgment.

A Notice containing instruction on how to access our 2010 annual report and this proxy statement is being mailed to each stockholder of record. The 2010 annual report includes our annual report on Form 10-K, audited financial statements for the year ended December 31, 2010, as well as other supplementary financial information and certain schedules. Copies of the annual report on Form 10-K, without exhibits, can also be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602, or through our website, located at http://investors.hospitalist.com .

By order of the Board of Directors,

Adam D. Singer, M.D.

Chief Executive Officer

North Hollywood, California

April 11, 2011

Appendix A

IPC THE HOSPITALIST COMPANY, INC.

NONQUALIFIED EMPLOYEE STOCK PURCHASE PLAN

Amended and Restated

Effective as of March 19, 2008

(as amended on March 3, 2011)

SECTION 1

Purpose

The purpose of IPC The Hospitalist Company, Inc. Employee Stock Purchase Plan (the “Plan”) is to provide the employees of IPC The Hospitalist Company, Inc. (the “Company”), and its Subsidiaries and Affiliates with an opportunity to purchase shares of Stock through payroll deduction. The Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan was originally approved by the Board of Directors on January 10, 2008, and has been amended and restated effective on March 19, 2008 (the “Effective Date”).

SECTION 2

Definitions

The following words have the following meanings unless a different meaning is plainly required by the context.

2.1    “Affiliate” means any entity that is an affiliate of the Company, as determined by the Board, in its sole discretion.

2.2    “Board” means the Board of Directors of the Company.

2.3    “Compensation” means an Employee’s salary, wages, commissions, overtime and bonuses from the Company and all Subsidiaries and Affiliates, and shall exclude, without limitation, stock-based compensation, other equity and non-equity incentive compensation, perquisites, employee benefits, severance pay and any and all other forms of compensation.

2.4    “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or a Subsidiary or Affiliate, provided that such leave is for a period of not more than 90 days or re-employment upon the expiration of such leave is guaranteed by contract or statute.

2.5    “Contributions” means all amounts credited to the account of a Participant pursuant to the Plan.

2.6    “Custodian” means the custodian for the Plan appointed by the Plan Administrator.

2.7    “Employee” means any person, including an officer, who is an employee of the Company or a Subsidiary or Affiliate and whose customary employment is at least twenty (20) hours per week and who will have completed at least 4 years of Continuous Status as an Employee prior to the start of the Offering Period. Upon reinstatement of Employee following a termination or interruption in service, if agreed to in writing by the Company prior to such reinstatement, such prior service shall be considered in the calculation of Continuous Service.

2.8    “Exercise Date” means the last business day of each Offering Period of the Plan.

2.9    “Fair Market Value” means, as of any applicable date, the closing sales price for one share of Stock on such date as reported on the Nasdaq National Market or, if the foregoing does not apply, on such other market system or stock exchange on which the Stock is then listed or admitted to trading, or on the last previous day on which a sale was reported if no sale of the Stock was reported on such date.

2.10    “Offering Date” means the first business day of each Offering Period of the Plan.

2.11    “Offering Period” means a period of twelve (12) months commencing on the January 1 of each year, except as otherwise set forth in the Plan or determined by the Plan Administrator, provided, however, that the first Offering Period shall be a period of six (6) months commencing July 1, 2008.

2.12    “Participant” means an Employee who has elected to participate in the Plan for an Offering Period by completing a subscription agreement in accordance with Section 5.1.

2.13    “Plan Administrator” means the Committee appointed by the Board to administer the Plan, as described in Section 12.

2.14    “Rule 16b-3” means Rule 16b-3, promulgated by the United States Securities Exchange Commission under the Securities Exchange Act of 1934, as such rule may be amended from time to time, together with any successor rule.

2.15    “Section 16b” means Section 16(b) of the Securities Exchange Act of 1934, as amended.

2.16    “Section 16b Person” means a Participant in the Plan who is subject to potential liability under Section 16(b) with respect to transactions involving equity securities of the Company.

2.17    “Stock” means the Common Stock, par value $0.001, of the Company.

2.18    “Subsidiary” means an entity that is a “subsidiary corporation” within the meaning of Sections 423(a)(2) and 424(f) of the Code.

SECTION 3

Eligibility

3.1    General Rule. Any person who is an Employee on the Offering Date of a given Offering Period and has met the service requirements shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5.1.

SECTION 4

Offering Period

4.1    The Plan shall generally be administered with respect to consecutive Offering Periods with a new Offering Period commencing on or about each January 1 or at such other time or times as may be determined by the Plan Administrator. The first Offering Period will be a six (6) month period selected by the Plan Administrator in its sole discretion commencing on or after July 1, 2008.

The Plan Administrator shall have the power to change the duration and/or frequency of an Offering Period with respect to future offerings without stockholder approval, if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

SECTION 5

Participation

5.1    An Employee shall become a Participant in the Plan by completing a subscription agreement provided by the Plan Administrator, which authorizes payroll deductions in an annual minimum amount of $500 and an annual maximum amount of $10,000, in $500 increments Such amount shall be withheld in substantially equal installments as a payroll deduction and paid as such Employee’s Contribution to the Plan. The subscription agreement must be submitted as required by the Company at least sixty (60) days, or such other period as determined by the Plan Administrator, prior to the applicable Offering Date. The Employee shall remain enrolled for the entire Offering Period of the Plan at the designated payroll deduction amount, unless the Employee withdraws from the Plan as provided in Section 10 or suspends or reduces the rate of his or her payroll deduction as provided in Section 6.2.

5.2    With respect to each Offering Period to which the subscription agreement is applicable, payroll deductions begin on the first payroll date following the applicable Offering Date and end on the last payroll paid prior to the Exercise Date of the Offering Period, unless sooner terminated by the Participant as provided in Section 10.

SECTION 6

Method of Payment of Contributions

6.1    Payroll deductions shall be made on each of the regular biweekly paydays during the Offering Period, on an after-tax basis, in an annual amount between $500 and $10,000, in whole number increments as elected by the Participant, as a deduction from his or her Compensation otherwise payable on each such payday, plus an amount equal to payroll tax deposits that will be required with respect to the exercise for such Offering Period as determined by the Plan Administrator. All payroll deductions made by a Participant shall be credited as Contributions to his or her account under the Plan or reported as payroll tax deposits or other required payments. Each Participant’s account under the Plan is unfunded and is maintained solely for recordkeeping purposes. A Participant may not make any payments into the account other than Contributions made through payroll deductions, may not make Contributions in excess of his or her Compensation for such pay period and no deductions shall be made on special paydays for bonus or other compensation purposes.

6.2    A Participant may discontinue his or her participation in the Plan, as provided in Section 10, or may suspend or reduce the dollar amount of his or her payroll deduction during an Offering Period by completing and filing with the Plan Administrator or Custodian a new authorization for payroll deduction, provided that the Plan Administrator may, in its sole discretion, impose reasonable restrictions on the ability of Participants to change the rate of payroll deductions and the timing and effective date of such changes.

6.3    Notwithstanding, the foregoing, to the extent necessary to comply with applicable law, a Participant’s payroll deductions may be automatically decreased to zero percent (0%) at any time during the Offering Period.

6.4    No interest shall accrue on the Contributions (or payroll tax deposits) of a Participant in the Plan.

6.5    All Contributions (and payroll tax deposits) received or held by the Plan Administrator under the Plan may be used by the Company for any corporate purpose, and neither the Plan Administrator nor the Company shall be obligated to segregate such Contributions (or payroll tax deposits) .

SECTION 7

Grant of Option

7.1    Each Participant in the Plan in an Offering Period shall be granted, on the Offering Date during such Offering Period, an option to purchase shares of Stock on the Exercise Date during such Offering Period with the Contributions accumulated prior to such Exercise Date. Notwithstanding the foregoing, to the extent that the Plan Administrator determines necessary for an exemption from Section 16(b) to be available, each such grant to a Section 16 Person shall have been approved by the Compensation Committee of the Board, the Board or the stockholders, as applicable.

7.2    The number of full shares of Stock that may be purchased on an Exercise Date shall be determined by dividing such Participant’s total Contributions accumulated prior to such Exercise Date and credited to the Participant’s account as of the Exercise Date by the Purchase Price on the Offering Date (as defined in Section 7.3 below). The number of full shares of Stock that may be purchased shall not be increased during the Offering Period. Notwithstanding the foregoing, such purchase shall be subject to the limitations set forth in Section 11 hereof.

7.3    With respect to a specific Offering Period, the Purchase Price for each share of Stock purchased under the Plan shall be the lesser of (i) eighty-five percent (85%) of the Fair Market Value of a share of Stock at the Offering Date (“the Offering Date Price”) and (ii) eighty-five percent (85%) of the Fair Market Value of a share of Stock at the Exercise Date (the “Exercise Date Price”). If the Exercise Date Price is less than Offering Date Price, Contributions equal to the number of full shares of Stock (determined in accordance with Section 7.2 above) multiplied by the excess of Offering Date Price over the Exercise Date Price shall be refunded to the Participant, together with any applicable payroll tax deposits or other withholdings on such excess. Any such refund shall be made to the Participant no later than thirty (30) days after the applicable Exercise Date.

SECTION 8

Exercise of Option

8.1    Unless the Participant withdraws from the Plan as provided in Section 10, the Participant’s option for the purchase of Stock shall be exercised automatically on the Exercise Date of the Offering Period at the Purchase Price with the accumulated Contributions credited to his or her account, less any amounts refunded as described in Section 7.3 above.

8.2    The shares of Stock purchased upon exercise of an option hereunder shall be deemed to be transferred to the Participant on the Exercise Date.

8.3    The maximum number of shares of Stock shall be determined based on the Purchase Price and the accumulated Contributions credited to the Participant’s account in accordance with Section 7. No fractional shares are permitted to be purchased under the Plan. Any Contributions for an Offering Period credited to a Participant’s account which are not sufficient to purchase a full share of Stock on the Exercise Date of such Offering Period shall be refunded to the Participant no later than thirty (30) days after the applicable Exercise Date.

8.4    During a Participant’s lifetime, the option to purchase shares of Stock hereunder shall be exercisable only by the Participant.

SECTION 9

Custodian; Delivery of Stock

9.1    All shares of Stock purchased on behalf of a Participant as of an Exercise Date of the Offering Period shall be credited to the Participant’s account maintained by the Custodian. Dividends payable with respect to shares of Stock credited to a Participant’s account shall be paid directly to the Participant at his or her most recent address of record.

9.2    The Plan Administrator will direct the Custodian to distribute to the Participant any whole shares of Stock that have been credited to the Participant’s account and cash equal to the Fair Market Value of any fractional share then credited to such Participant’s account, as soon as practicable following the earlier of (i) the Plan Administrator’s receipt of the Participant’s written request for such distribution or (ii) the date the Participant ceases to participate in the Plan in accordance with Section 10.2 of the Plan. Notwithstanding the foregoing, in the event the Participant ceases to participate in the Plan due to the death of the Participant, shares of Stock credited to such Participant’s account, and cash equal to the Fair Market Value of any fractional share then credited, shall be distributed to the person or persons entitled thereto under Section 13 as soon as practicable following the Plan Administrator’s receipt of proof of the Participant’s death.

SECTION 10

Voluntary Withdrawal; Termination of Employment

10.1    A Participant may withdraw all, but not less than all, of the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time prior to an Exercise Date by giving written notice to the Plan Administrator or Custodian of withdrawal from the Plan. If the Participant withdraws from the Plan, all of the Participant’s Contributions credited to his or her account and any related payroll tax deposits shall be paid to the Participant as promptly as practicable after receipt of the notice of withdrawal, and his or her option for such Offering Period shall be automatically canceled and no further payroll deductions for the purchase of Stock shall be made for such Participant during such Offering Period and subsequent Offering Periods, except pursuant to a new subscription agreement filed in accordance with Section 5.

10.2    Upon termination of the Participant’s Continuous Status as an Employee prior to an Exercise Date of an Offering Period or during an Offering Period in which the Employee is a Participant for any reason, including, without limitation, retirement or death, he or she shall be deemed to have elected to withdraw from the Plan, and all Contributions credited to his or her account shall be returned to him or her, in cash, as promptly as practicable after such termination or, in the case of death, to the person or persons entitled thereto under Section 13, and the Participant’s option to purchase Stock shall be automatically canceled.

10.3    A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in a succeeding Offering Period or in any similar plan that may hereafter be adopted by the Company, in accordance with the applicable terms and conditions of such plan.

SECTION 11

Stock

11.1    Subject to adjustment, at the sole discretion of the Plan Administrator, in the event of changes in the capitalization of the Company as described in Section 15 and effective upon approval by the stockholders of the Company, the maximum aggregate number of share of Stock that may be issued under the Plan shall be 306,250 shares and shall consist of authorized but unissued shares of Stock.

11.2    If the total number of shares of Stock subject to options granted pursuant to Section 7 exceeds the number of shares of Stock available under the Plan, the Plan Administrator shall make a pro rata allocation of the shares of Stock remaining available for option grant in a practical and equitable manner. In such event, the Plan Administrator shall give written notice to each affected Participant stating the reduction of the number of shares of Stock due to the adjustment and shall return to each affected Participant any excess Contributions and related payroll tax deposits credited to such Participant’s account as soon as practicable after the affected Exercise Date of such Offering Period.

11.3    A Participant shall have no interest or voting rights in shares of Stock covered by his or her option until such option has been exercised.

11.4    Shares of Stock to be delivered to a Participant under the Plan shall be registered in the name of the Participant.

11.5    Shares of Stock purchased under the Plan may, at the sole discretion of the Plan Administrator, be subject to restrictions on subsequent resale.

SECTION 12

Administration

12.1    Subject to Section 12.2, the Plan shall be administered by the Compensation Committee of the Board unless otherwise determined by the Board (the “Committee”). The members of the Committee shall be appointed by the Board from time to time and may be removed by the Board from time to time. To the extent the Board considers it desirable to comply with Rule 16b-3, the Committee shall consist of two or more directors of the Company, all of whom shall be member of the Board who satisfy the requirements to qualify as “non-employee directors” under Rule 16b-3.

12.2    Except as set forth in this Section 12.2, the Committee may delegate, to the fullest extent permitted under applicable law, to the Chief Operating Officer and/or the Chief Financial Officer of the Company any or all of the authority of the Committee with respect to the administration of the Plan. Notwithstanding the foregoing, the Committee, unless otherwise determined by the Board, shall have full power to adopt, amend and rescind any rules as deemed appropriate and consistent for the administration of the Plan.

12.3    The Plan Administrator shall construe and interpret the Plan in its sole and absolute discretion, and make all other determinations necessary or advisable for the administration of the Plan. The Plan Administrator may delegate to any agents such duties and powers as it deems appropriate, by an instrument in writing that specifies which duties are so delegated and to whom each such duty is so delegated.

12.4    The administration, interpretation or application of the Plan by the Plan Administrator and all determinations by the Plan Administrator with respect to the Plan shall be final, conclusive and binding upon all Employees and Participants and all other persons interested or claiming an interest under the Plan.

SECTION 13

Designation of Beneficiary

13.1    A Participant may file a written designation of a beneficiary who is to receive Stock and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death at a time when cash or Stock are held for his or her account. Any such designation shall not be effective until filed with the Plan Administrator. Any such designation of a beneficiary may be changed by the Participant at any time by written notice filed with the Plan Administrator.

13.2    In the event of the death of a Participant and in the absence of a valid designation of a beneficiary who is living at the time of such Participant’s death, the Plan Administrator shall deliver such Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Plan Administrator), the Plan Administrator, in its sole discretion, may deliver such Stock and/or cash to the spouse or to any one or more dependents or relatives of the Participant. If no spouse, dependent or relative is known to the Plan Administrator, the Plan Administrator, in its sole discretion, may deliver such cash and/or Stock to such other person as the Plan Administrator may reasonably designate.

SECTION 14

Transferability

14.1    Neither Contributions credited to a Participant’s account (nor related payroll tax deposits) nor any rights with regard to an option to purchase shares of Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than as provided in Section 13) by the Participant.

14.2    Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Plan Administrator may treat such act as an election to withdraw in accordance with Section 10.

SECTION 15

Adjustments Upon Changes in Capitalization; Corporate Transactions

15.1    In the event that a dividend shall be declared upon the Stock payable in shares of Stock, the number of shares of Stock then subject to any option and the number of shares of Stock which may be purchased upon the exercise of options granted under the Plan but not yet covered by an option shall be adjusted, at the sole discretion of the Plan Administrator, by adding to each share the number of shares which would be distributed thereon if such shares had been outstanding on the date fixed for determining the stockholders entitled to receive such Stock dividend. In the event that the outstanding shares of Stock shall be changed into or exchanged for a different number or kind of share of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation, then, there shall be substituted for each share of Stock then subject to any option and for each share of Stock which may be purchased upon the exercise of options granted under the Plan but not yet covered by an option, the number and kind of shares of stock or other securities into which each outstanding share of Stock shall be so changed or for which each such share shall be exchanged, as determined by the Plan Administrator, in its sole discretion.

15.2    In the event that there shall be any change, other than as specified in the first paragraph of Section 15.1 hereof, in the number or kind of outstanding shares of Stock, or of any stock or other securities into which the Common Stock shall have been changed, or for which it shall have been exchanged, then, if the Plan Administrator shall, in it sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares then subject to any option and the number or kind of shares available for issuance in accordance with the provisions of the Plan but not yet covered by an option, such adjustment shall be made by the Plan Administrator and shall be effective and binding for all purposes of the Plan and of each option.

15.3    In the case of any substitution or adjustment in accordance with the provisions of this Section 15, the option price in each option for all Stock covered thereby prior to such substitution or adjustment shall be the option price for all shares of stock or other securities which shall have been substituted for such Stock or to which such Stock shall have been adjusted in accordance with the provisions of this Section 15.

15.4    No adjustment or substitution provided for in this Section 15 shall require the Company to issue a fractional share under any option.

15.5    In the event of dissolution or liquidation of the Company, or a merger, reorganization or consolidation in which the Company is not the surviving corporation, the Board, in its sole discretion, may accelerate the exercise of each option and/or terminate the same.

SECTION 16

Amendment or Termination

16.1    The Board may at any time and for any reason terminate or amend the Plan in whole or in part. Except as provided in Section 15, no such termination may affect options to purchase shares previously granted. Except as provided in Section 15, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant. In addition, to the extent necessary, but only to such extent, to comply with applicable law or the rules of any exchange on which the Stock is listed, the Company shall obtain stockholder approval of an amendment in such a manner and to such a degree as so required.

SECTION 17

Notices

17.1    All notices or other communications by a Participant to the Plan Administrator under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Plan Administrator at the location, or by the person, designated by the Plan Administrator for the receipt thereof.

SECTION 18

Conditions Upon Issuance of Shares

18.1    Shares of Stock shall not be issued with respect to an option to purchase, unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed.

18.2    As a condition to the exercise of an option, the Plan Administrator may require the Participant exercising such option to represent and warrant at the time of such exercise that the shares of Stock are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

SECTION 19

Term of Plan

19.1    The Plan shall continue in effect for a term of ten (10) years from the Effective Date unless sooner terminated under Section 16.

The Hospitalist Company

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Stockholders’ Meeting Notice & Admission Ticket 1234 5678 9012 345

Important Notice Regarding the Availability of Proxy Materials for the

IPC The Hospitalist Company, Inc. Annual Stockholders’ Meeting to be Held on May 26, 2011

Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

www.envisionreports.com/ipcm

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/ipcm to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials - If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 16, 2011 to facilitate timely delivery.

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Stockholders’ Meeting Notice & Admission Ticket

IPC The Hospitalist Company, Inc.’s Annual Meeting of Stockholders will be held on May 26, 2011 at the Hilton Los

Angeles/Universal City, 555 Universal Hollywood Drive, Universal City, California at 9:00 am. Pacific Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote FOR the following proposals:

1. Election of Directors.

ADAM D. SINGER, M.D.

THOMAS P. COOPER, M.D.

CHUCK TIMPE

2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011.

3. Say on Pay - a non-binding advisory vote on the approval of executive compensation.

5. Approval of the amendment to the Amended and Restated IPC The Hospitalist Company, Inc. Nonqualified Employee Stock Purchase Plan.

The Board of Directors recommends that you vote for ONE YEAR for the following proposal:

4. Say When on Pay - a non-binding advisory vote on the frequency of advisory vote on executive compensation.

PLEASE NOTE - YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to the IPC The Hospitalist Company, Inc. 2011 Annual Meeting

From Los Angeles International Airport Distance from hotel: 20 mi.

Drive time: 45 min. Directions: Take 405 North towards L.A.; stay in far right lane until freeway splits and take 101 South to Lankershim Blvd exit. Turn right, then right again at signal, (Lankershim) Hotel entrance sign ahead on right. Hotel up the road on top of hill.

From Burbank-Glendale-Pasadena Airport Distance from hotel: 6 mi. Drive time: 15 hr. Directions: Take Hollywood Way South to Riverside Drive, turn right, continue to traffic signal at Cahuenga Blvd. Turn left, go until merge with Lankershim Blvd., turn left. Stay in left lane until Universal Studios/Hotels sign, turn left, Hilton up the road on top of hill.

From John Wayne AirportlOrange County Distance from hotel: 52 mi. Drive time: 1.5 hr. Directions: Take 405 North towards L.A.; take 101 South to Lankershim Blvd exit. Turn right, then right again at signal, (Lankershim) Hotel entrance sign ahead on right. Hotel up the road on top of hill.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.

If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

Internet - Go to www.envisionreports.com/ipcm. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

Telephone - Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

Email - Send email to investorvote@computershare.com with “Proxy Materials IPCM” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 16, 2011.

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*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 26, 2011 IPC THE HOSPITAL IST COMPANY, INC Meeting Information Meeting Type: Annual Meeting For holders as of: March 28, 2011 Date: May 26, 2011 Location: Hilton Los Angeles Time: 9:00 AM PDT Universal City 555 Universal Hollywood Drive Universal City, California BROKER LOGO HERE Return Address Line 1 Return Address Line 2 Return Address Line 3 51 MERCEDES WAY BARCODE EDGEWOOD NY 11717 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON AlA 1A1 1 OF 2 12 15 You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. See the reverse side of this notice to obtain proxy materials and voting instructions. Broadridge Internal Use Only Job # Envelope # Sequence # # of # Sequence # 0000089219_1 RI.0.0.11699

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE: 1. Notice & Proxy Statement 2. Annual Report

How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: www.proxyvote.com

2) BY TELEPHONE: 1 -800-5 79- 1639

3) BY EMAIL*: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow . (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 12, 2011 to facilitate timely delivery.

How To Vote Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form. Internal Use Only 0000089219_2 RI.0.0.11699

The Hospitalist Company IMPORTANT ANNUAL MEETING INFORMATION MR A SAMPLE DESIGNATION (IF ANY) ADD I ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C 123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on May 25, 2011. Vote by Internet Log on to the Internet and go to www.envisionreports.com/ipcm Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals —The Board of Directors recommends a vote FOR THE nominees listed; FOR Proposals 2, 3, and 5; and, for ONE YEAR with respect to Proposal 4. 1. Election of Directors: For Withhold For Withhold For Withhold 01 - ADAM D. SINGER, M.D. 02 - THOMAS P. COOPER, M.D. 03 - CHUCK TIMPE For Against Abstain For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011. 3. Say on Pay — a non-binding advisory vote on the approval of executive compensation 4. Say When on Pay — a non-binding advisory vote on the frequency of advisory vote on executive compensation. 5. Approval of the amendment to the Amended and Restated IPC The Hospitalist Company, Inc. Nonqualified Employee Stock Purchase Plan 6. Such other business as may properly come before the meeting or any adjournment thereof 1 Yr 2 Yrs 3 Yrs Abstain B Please check this box if you consent to access future annual reports and proxy statement materials via the Internet. C Non-Voting Items Change of Address — Please print new address below. D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears hereon. When signing as attorney, executor administrator, trustee, guardian, or corporate officer, please indicate full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 1 U P X 1 1 3 2 1 1 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 26, 2011: IPC’s Proxy Statement and Annual Report to Stockholders and Form 10 – K for fiscal year 2010 are available electronically at www.edocumentview.com/IPCM IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. The Hospitalist Company Proxy — IPC THE HOSPITALIST COMPANY INC. Notice of 2011 Annual Meeting of Stockholders IPC The Hospitalist Company 4605 Lankershim Blvd STE 617 North Hollywood CA 91602 Proxy Solicited by Board of Directors for Annual Meeting — May 26, 2011 Adam D. Singer, M.D. and R. Jeffrey Taylor, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of IPC The Hospitalist Company, Inc., to be held on May 26, 2011 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees listed on the reverse side for the Board of Directors; FOR Proposals 2, 3, and 5; and, for ONE YEAR with respect to Proposal 4. Please mark, sign, date and return this Proxy in the accompanying prepaid envelope. (Items to be voted appear on reverse side.)